UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600
 _________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 6, 2014

To the Stockholders of EMULEX CORPORATION:
You are cordially invited to attend the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation, which will be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Thursday, February 6, 2014, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement which is incorporated herein by this reference:
1.  To elect a board of eleven directors to serve until the next annual meeting of Emulex’s stockholders and until their successors have been elected and qualified;
2.  To ratify and approve Emulex’s amended and restated Employee Stock Purchase Plan, including amendments to (i) increase the number of shares of common stock reserved for issuance thereunder by 3,250,000 shares, and (ii) to extend the termination date of such plan to October 23, 2018;
3.  To ratify and approve an advisory resolution to approve executive compensation;
4.  To ratify the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2014; and
5.  To transact such other business as may properly come before the meeting or any adjournment thereof.
Stockholders of record of Emulex’s common stock at the close of business on December 9, 2013, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.
Whether or not they expect to attend, to make sure all votes are received, stockholders are urged to vote their shares promptly by mail, telephone or internet as instructed on the enclosed proxy card or voting instruction card. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 6, 2014. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

JEFFREY W. BENCK
President, Chief Executive Officer, and Director

Costa Mesa, California
December 23, 2013

EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600
_________________________
PROXY STATEMENT
_________________________
Approximate date proxy material first sent
to stockholders: December 23, 2013
 _________________________
The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation (referred to as “we,” “us” or “Emulex”), to be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Thursday, February 6, 2014, and adjournments thereof (the “Annual Meeting”), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.
INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING
Record Date and Share Ownership
Only stockholders of record on the books of Emulex at the close of business on December 9, 2013 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Each share of common stock is entitled to one vote with respect to the matters presented at the Annual Meeting. At the Record Date, 80,645,182 shares of Emulex’s common stock were issued and outstanding and held of record by approximately 385 stockholders. Emulex knows of no contractual arrangements which may at a subsequent date result in a change of control of Emulex.
Voting and Solicitation
Representation at the Annual Meeting by the holders of a majority of the outstanding common stock of Emulex on the Record Date, either by personal attendance or by proxy, will constitute a quorum.
A form of proxy is being furnished to stockholders herewith by Emulex on behalf of the Board of Directors. Proxies properly completed, duly submitted to and received by us before the Annual Meeting, and not revoked, will be voted and cast in accordance with the specifications given. Internet and telephonic voting is available through 8:59 p.m. (Pacific Time) on February 5, 2014.
Unless a contrary choice is specified in the proxy, the proxy will be voted:
“FOR” the election of all eleven of the nominee-directors specified herein;
“FOR” ratification and approval of the amended and restated Employee Stock Purchase Plan (the “Purchase Plan”);
“FOR” ratification and approval of an advisory resolution to approve executive compensation; and
“FOR” ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2014.

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Meeting, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. Each of the persons named as proxies is a director of Emulex and was recommended by the Nominating/Corporate Governance Committee and approved by Emulex’s Board of Directors.
Under Emulex’s Bylaws and Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal and has not received instructions from the beneficial owner) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Abstentions as to the proposals regarding the amended and restated Purchase Plan, the advisory resolution to approve executive compensation and the ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm will have the same effect as votes against such proposals. Broker non-votes with respect to these proposals will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposals.
The New York Stock Exchange (“NYSE”) has adopted regulations that prevent brokers or other nominees that are NYSE member organizations from voting in favor of “non-routine” items unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. The election of the nominees for Director, the proposal to approve the amended and restated Purchase Plan, and the proposal to approve an advisory resolution to approve executive compensation are each considered “non-routine” items and the NYSE rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year is the only proposal that should be considered to be a routine item. To the extent your brokerage firm votes shares on your behalf on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm, your shares will also be counted as present for the purpose of determining a quorum.
The entire cost of soliciting proxies in connection with the Annual Meeting will be borne by Emulex. Emulex may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. In that connection, Emulex has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies and Morrow and Company LLC, Stamford, Connecticut to solicit proxies. The aggregate cost of these services, excluding out-of-pocket expenses, is not expected to exceed $40,000. Emulex may also retain other firms or individuals to assist with the solicitation of proxies. Members of the management of Emulex may also solicit some stockholders in person, or by telephone, email or facsimile, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.
Revocability of Proxies
Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a stockholder to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated vote, in person at the Annual Meeting, via the internet, by telephone or by mail, or (ii) a written revocation sent to and received by the Secretary of Emulex prior to the Annual Meeting. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the notice of internet availability of proxy materials, or this Proxy Statement and the 2013 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any of these documents, please contact our Investor Relations Department at 3333 Susan Street, Costa Mesa, California 92626, telephone (714) 662-5600. If you want to receive separate copies of the notice of Internet availability of proxy materials, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

VOTING SECURITIES AND STOCK OWNERSHIP
Stock Ownership of Management
The following table sets forth, as of the Record Date, information as to the beneficial ownership of our common stock by all Directors, by the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”), and by all our Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Gregory S. Clark	31,746		*
Michael P. Downey	114,013	(3)	*
Bruce C. Edwards	122,810	(4)	*
Paul F. Folino	236,774	(5)	*
Eugene J. Frantz	31,746		*
Robert H. Goon	112,013	(6)	*
Beatriz V. Infante	35,715		*
Don M. Lyle	112,013	(7)	*
Nersi Nazari	48,134		*
Dean A. Yoost	157,931	(8)	*
James M. McCluney	605,408	(9)	*
Jeffrey W. Benck	403,293	(10)	*
Michael J. Rockenbach	571,460	(11)	*
Jeffery L. Hoogenboom	208,646	(12)	*
Margaret A. Evashenk	99,041	(13)	*
All Directors and executive officers as a group (15 persons) (14)	3,189,165		3.9%

(1)
This column lists voting securities. Except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and investment power with respect to their shares (other than shares subject to options). Amount of shares beneficially owned includes shares which are subject to options that are currently, or within 60 days following the Record Date will be, exercisable, as well as unvested restricted stock or restricted stock units which will vest within 60 days following the Record Date.

(2)
Percent of class is based on the number of shares outstanding on the Record Date (80,645,182 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)
Consists of (i) 94,013 shares held by Mr. Downey; and (ii) 20,000 shares which are subject to options held by Mr. Downey which are currently, or within 60 days following the Record Date will be, exercisable.

(4)
Consists of (i) 68,810 shares held by Mr. Edwards; (ii) 4,000 shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; and (iii) 50,000 shares which are subject to options held by Mr. Edwards which are currently, or within 60 days following the Record Date will be, exercisable.

(5)
Consists of (i) 81,774 shares held by a trust of which Mr. Folino is the sole trustee and has sole voting and investment power; and (ii) 155,000 shares which are subject to options held by Mr. Folino which are currently, or within 60 days following the Record Date will be, exercisable.

(6)
Consists of (i) 72,013 shares held by Mr. Goon; and (ii) 40,000 shares which are subject to options held by Mr. Goon which are currently, or within 60 days following the Record Date will be, exercisable.

(7)
Consists of (i) 72,013 shares held by Mr. Lyle; and (ii) 40,000 shares which are subject to options held by Mr. Lyle which are currently, or within 60 days following the Record Date will be, exercisable.

(8)
Consists of (i) 77,931 shares held by a living trust of which Mr. Yoost and his wife are co-trustees and share voting and investment power; and (ii) 80,000 shares which are subject to options held by Mr. Yoost which are currently, or within 60 days following the Record Date will be, exercisable.

(9)
Consists of (i) 157,408 shares held by Mr. McCluney; and (ii) 448,000 shares which are subject to options held by Mr. McCluney which are currently, or within 60 days following the Record Date will be, exercisable.

(10)
Consists of (i) 188,543 shares held by Mr. Benck; and (ii) 214,750 shares which are subject to options held by Mr. Benck which are currently, or within 60 days following the Record Date will be, exercisable.

(11)
Consists of (i) 311,350 shares held by Mr. Rockenbach; (ii) 25,360 shares held by his children; and (iii) 234,750 shares which are subject to options held by Mr. Rockenbach which are currently, or within 60 days following the Record Date will be, exercisable.

(12)
Consists of (i) 100,146 shares held by Mr. Hoogenboom; and (ii) 108,500 shares which are subject to options held by Mr. Hoogenboom which are currently, or within 60 days following the Record Date will be, exercisable.

(13)
Consists of (i) 42,291 shares held by Ms. Evashenk; and (ii) 56,750 shares which are subject to options held by Ms. Evashenk which are currently, or within 60 days following the Record Date will be, exercisable.

(14)	Includes persons who serve as executive officers of Emulex’s principal subsidiaries.

Principal Stockholders
The following table sets forth information regarding ownership of outstanding shares of our common stock by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Elliott Associates, L.P.	7,519,277	(2)	9.3%
40 West 57th Street New York, NY 10019
Altai Capital Management	5,474,223	(3)	6.8%
152 West 5th Street, 10th Floor New York, NY 10019
BlackRock, Inc.	4,954,250	(4)	6.1%
40 East 52nd Street New York, NY 10022
The Vanguard Group	4,669,506	(5)	5.8%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Starboard Value LP	4,050,000	(6)	5.0%
830 Third Avenue, 3rd Floor New York, NY 10022

(1)
Percent of class is based on the number of shares outstanding on the Record Date (80,645,182 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date.

(2)	Based on its Form 13G filed on November 19, 2013, we believe that Elliott Associates, L.P. and its affiliates beneficially owned the number of shares indicated as of November 16, 2013.

(3)	Based on its Form 13D/A filed on May 7, 2013, we believe that Altai Capital Management, L.P. beneficially owned the number of shares indicated as of May 7, 2013.

(4)	Based on its Form 13G/A filed on February 8, 2013, we believe that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2012.

(5)	Based on its Form 13G filed on February 13, 2013, we believe that The Vanguard Group beneficially owned the number of shares indicated as of December 31, 2012.

(6)	Based on its Form 13D/A filed on November 19, 2013, we believe that Starboard Value LP beneficially owned the number of shares as indicated on November 15, 2013.

PROPOSAL 1
ELECTION OF DIRECTORS
Emulex’s Directors are to be elected at each annual meeting of stockholders. In March 2013, the Board increased the size of the Board to eleven members and appointed Gregory S. Clark and Eugene J. Frantz to fill the vacancies created thereby. In July 2013, the Board increased the size of the Board to twelve members and appointed Jeffrey W. Benck to the Board. In November 2013, the Board announced its intention to reduce the number of authorized directors from twelve to eleven at the time of the next annual meeting of stockholders ("Annual Meeting"), subject to increase in certain circumstances.
Gary J. Daichendt, John A. Kelley, Jr. and Rahul N. Merchant (each a "New Director Nominee" and, collectively, the "New Director Nominees"), each of whom is independent under New York Stock Exchange rules and not an incumbent director, have been nominated for election to the Board at the Annual Meeting. The following incumbent Board members are not standing for re-election at the Annual Meeting: Michael P. Downey, Robert H. Goon, Don M. Lyle, and James M. McCluney.
Accordingly, at this Annual Meeting, eleven directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors may elect to fill interim vacancies of directors.
The eleven nominees for election as directors at the Annual Meeting set forth in the table below are all recommended by the Board of Directors of Emulex. Emulex’s policy is to encourage nominees for director to attend the Annual Meeting and each of the incumbent directors attended and was elected as a director at the 2012 Annual Meeting of Stockholders, with the exception of Mr. Benck, who attended the meeting as an officer of Emulex but who was not a director, and Messrs. Clark and Frantz, who at the time of the 2012 Annual Meeting, were not directors of the Company.
In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by Emulex’s existing Board of Directors and its Nominating/Corporate Governance Committee.
The eleven nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as Emulex’s Directors to serve until the next annual meeting and until their successors are elected and qualify. Subject to certain exceptions specified below, stockholders of record on the Record Date are entitled to cumulate their votes in the election of Emulex’s Directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No stockholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the stockholder has given notice at the Meeting, prior to the voting, of the stockholder’s intention to cumulate his or her votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.
Director Nomination Process
The Board of Directors and the Nominating/Corporate Governance Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Such assessment is made in light of actual or expected changes in Emulex’s business, regulatory environment and other trends. While the factors such as age, business and international experience, technical and financial knowledge, diversity and reputation of a particular candidate will be considered, the Nominating/Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. As evidenced by the New Director Nominees, the Board is committed to continuing to increase its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.
In general, candidates for nomination to the Board are provided by Board members, employees or others having knowledge of Emulex’s particular needs. The Nominating/Corporate Governance Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board.
Emulex’s Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by, or at the direction of, the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at Emulex’s principal executive offices not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at Emulex’s principal executive offices not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.
On September 19, 2013, the Board of Directors amended the Bylaws to provide that in order for a stockholder nomination for election to the Board of Directors or a stockholder notice of business to be brought before the Annual Meeting (or any special meeting of stockholders held after September 19, 2013 and before February 14, 2014 at which directors are to be elected) to be timely, a stockholder’s notice of such nominee or other business must be received by Emulex no later than the close of business on October 30, 2013 and no earlier than the close of business on September 30, 2013. See "Letter Agreement with the Elliott Group; and Appointment of Gregory S. Clark and Eugene J. Frantz; and Agreement as to New Director Nominees" below for certain information regarding the selection process for the New Director Nominees.
The following table sets forth certain information concerning the nominees for election as directors.

Name	Position	Age(5)
Jeffrey W. Benck(4)	President, Chief Executive Officer, and Incumbent Director	48
Gregory S. Clark(2)	Incumbent Director	48
Bruce C. Edwards(1)(2)	Incumbent Director	60
Paul F. Folino	Incumbent Director	69
Eugene J. Frantz(2)	Incumbent Director	47
Beatriz V. Infante(1)(2)	Incumbent Director	58
Nersi Nazari(2)	Incumbent Director	55
Dean A. Yoost(2)(3)	Incumbent Director	64
Gary J. Daichendt	New Director Nominee	62
John A. Kelley	New Director Nominee	64
Rahul N. Merchant	New Director Nominee	57

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Nominating/Corporate Governance Committee of the Board of Directors.

(3)	Member of the Audit Committee of the Board of Directors.

(4)	Mr. Benck was appointed Chief Executive Officer of Emulex in July 2013, and in connection therewith, resigned as Chief Operating Officer, but retained the title of President.
(5) As of the date of the Annual Meeting.
Each of our directors brings unique capabilities to the Board. The Company believes the directors as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, finance and risk management that are necessary to effectively oversee Emulex. In addition, the Company believes that each of the directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of the stockholders.
Incumbent Directors
Mr. Benck currently serves as a Director, Chief Executive Officer and President of Emulex. Mr. Benck joined Emulex in August 2008 as Executive Vice President and Chief Operating Officer and was subsequently appointed to President and Chief Operating Officer in August 2010. Mr. Benck was named a Director of Emulex and President and Chief Executive Officer of the Company in July 2013. Prior to joining Emulex, Mr. Benck was President and Chief Operating Officer of QLogic Corporation, a supplier of storage networking solutions. Prior to that, Mr. Benck worked for International Business Machines (IBM) Corporation, a global leader in information technology and services, for 18 years, in his last role serving as Vice President of xSeries, BladeCenter and Retail Store Solutions development. While at IBM, Mr. Benck's focus included growth initiatives, product development, marketing and strategy, portfolio management and customer relationships. Mr. Benck is widely known for his role in establishing IBM's blade server product line leadership.

As Emulex's current President and Chief Executive Officer, Mr. Benck provides intimate knowledge of Emulex’s current operations and insights on how to deliver customer value. In addition, Mr. Benck's extensive engineering and product experience in the technology industry and the markets in which Emulex competes provides the Board with unique insight into the strategic issues and opportunities in front of Emulex.
Mr. Clark has served as a Director of Emulex since April 2013. Mr. Clark is currently the Chief Executive Officer and a Director of Blue Coat Systems, Inc., a developer of products and services that secure and optimize the delivery of business applications. Mr. Clark served as Chief Executive Officer of Mincom, a leading global provider of software and services to asset-intensive industries. Prior to Mincom, he served as Chief Technology Officer and subsequently became President and Chief Executive Officer of E2open, a leader in ERP-agnostic global supply chain integration. Earlier in his career, Mr. Clark was the IBM Distinguished Engineer responsible for IBM’s security technology and served as a vice president at IBM’s Tivoli Systems, Inc. Before joining IBM, he founded the security software firm, Dascom, Inc., which was sold to IBM Corporation in 1999. Mr. Clark previously held senior roles with AT&T, UNIX System Laboratories and Stallion Technologies. Mr. Clark is also a member of the Board of Directors of the Global HealthCare Exchange (GHX) and Intelligrated, Inc.
Mr. Clark was selected as a director nominee pursuant to the terms of a Letter Agreement with The Elliott Group, as discussed below. Mr. Clark's extensive expertise running technology companies and his current role as Chief Executive Officer of Bluecoat makes him a valuable member of the Board.
Mr. Edwards has served as a Director of Emulex since May 2000 and is Chairman of the Compensation Committee of the Board. He served as the Executive Chairman of the Board of Powerwave Technologies, Inc., a designer, manufacturer and supplier of advance coverage and capacity solutions for the wireless communications industry from February 2005 to November 2007, and served as Chief Executive Officer and as a Director of Powerwave Technologies from February 1996 until February 2005. Mr. Edwards also served as the President of Powerwave Technologies from February 1996 to May 2004. Prior to Powerwave Technologies, Mr. Edwards was Senior Vice President, Finance and Chief Financial Officer and subsequently Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company. Mr. Edwards also serves as a Director and member of the Compensation Committee of Semtech Corporation, a supplier of analog and mixed-signal semiconductor products, and a Director, Chairman of the Compensation Committee, and member of the Audit Committee and Corporate Governance and Nominating Committee at Lantronix, Inc., a global provider of smart M2M connectivity solutions. Mr. Edwards also served as a Director, Chairman of the Audit Committee and member of the Nominating and Governance Committee of SouthWest Water Company, an owner and operator of water and wastewater utilities and related services until SouthWest Water Company was acquired in September 2010.
Mr. Edwards has leadership experience through his past experience as the chairman and chief executive officer of a publicly traded global technology company. His management and operational expertise is accompanied by his experience with the design and manufacturing of technology products and experience dealing with complex accounting matters. These skills come from the unique experience of not only serving as Chief Financial Officer but also Chief Executive Officer of different publicly traded companies.
Mr. Folino currently serves as a Director of Emulex. Mr. Folino joined Emulex in May 1993 as President, Chief Executive Officer and Director. Mr. Folino served as Chairman of the Board from July 2002 through July 2013 and served in the office of Executive Chairman of Emulex from September 2006 through November 2011. Prior to joining Emulex, Mr. Folino was President and Chief Operating Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products. Mr. Folino is also a Director and member of the Compensation Committee and Corporate Governance and Nominating Committee of Microsemi Corporation, a designer, manufacturer and marketer of high-performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors and is a Director, Chairman of the Compensation Committee and member of the Acquisition Committee of CoreLogic, Inc., a leading provider of consumer, financial and property information, analytics and services to business and government. In addition, Mr. Folino serves as a Director, Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit Committee and Compensation Committee of Lantronix, Inc., a global provider of smart M2M connectivity solutions.
Mr. Folino served as Chief Executive Officer of Emulex for more than 14 years and served as Chairman for over ten years. Through these positions, Mr. Folino brings to the Board of Directors recognized executive leadership and vision, as well as knowledge of Emulex’s business, strategy and financial position. In addition, he brings with him a global network of customer and industry contacts.
Mr. Frantz has served as a Director of Emulex since April 2013.  Mr. Frantz is currently a partner at Google Capital and was previously a partner at TPG Capital.  Prior to TPG Capital, Mr. Frantz worked at Oracle Corporation leading its venture capital efforts and Morgan Stanley specializing in technology mergers and acquisitions. Mr. Frantz received an M.B.A. from the Stanford Graduate School of Business and a B.S. from the University of California, Berkeley. Mr. Frantz previously served on the boards of directors of Alltel, Avaya, Freescale Semiconductor, MEMC Electronic Materials, Network General, Paradyne Networks, Seagate Removable Storage Solutions and SMART Modular Technologies.

Mr. Frantz was selected as a director nominee pursuant to the terms of a Letter Agreement with the Elliott Group, as discussed below. Mr. Frantz's brings to the Board valuable experience in financial analysis, return on investment insights and private equity investments in technology companies as well as experience from having served a director of numerous technology companies.
Ms. Infante has served as a Director of Emulex since May 2012. Ms. Infante is currently the Chief Executive Officer of Business Excelleration LLC, a business consultancy specializing in corporate transformation and renewal. Since 2008, Ms. Infante has also served as an Investor and Advisor to Tandem Capital. Ms. Infante served as Chief Executive Officer and a Director of ENXSuite Corporation from May 2010 until ENXSuite Corporation was acquired in October 2011. Ms. Infante served as Chief Executive Officer and as a Director of VoiceObjects, Inc. from March 2006 until VoiceObjects, Inc. was acquired in December 2008. Ms. Infante served as Director and Interim Chief Executive Officer of Sychron, Inc. from December 2004 to June 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation, a market leader in communications solutions, from April 2000 until October 2003, and was additionally named Chairman in February 2001. Between October 1998 and April 2000, she held additional roles at Aspect Communications. Ms. Infante also serves as a Director and member of the Compensation Committee and member of the Corporate Development & Investment Committee of Sonus Networks, Inc., and Director and Chairman of the Compensation and Audit Committees of 1010data, Inc. Ms. Infante is a 2012 and 2013 National Association of Corporate Directors (NACD) Board Leadership Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors-a rigorous suite of courses spanning leading practices for boards and committees. Ms. Infante supplements her board leadership skills through ongoing engagement with the director community and access to leading practices.
Ms. Infante’s strong technical expertise coupled with her senior executive experience as a Chief Executive Officer of many different technology companies and her exemplary performance as a distinguished board member who currently sits on multiple technology company boards provide strategic and corporate compensation experience to the Board. Ms. Infante holds a B.S.E degree in Electrical Engineering and Computer Science from Princeton University and holds a M.S. degree in Engineering Science from California Institute of Technology.
Mr. Nazari has served as a Director of Emulex since June 2011. Mr. Nazari has been Executive Chairman of Vital Connect, Inc., formerly known as Vigilo Networks, Inc., a medical device company, since 2011, and Chairman and Chief Executive Officer since 2012. Mr. Nazari has served as President of Pacific General Ventures, a venture capital company that invests in semiconductor and software companies, since 2003. Mr. Nazari previously served as Chief Executive Officer and President of Teranetics, Inc., a leader in 10GBASE-T Ethernet Phy chips, and as Vice President for Signal Processing Technology of Marvell Technology Group Ltd. (“Marvell”). Prior to Marvell, Mr. Nazari served as Chief Technologist at GEC Plessey Semiconductor.
Mr. Nazari’s technical engineering expertise and history of developing new market segments provide valuable insight to the Board as Emulex continues to identify and expand into new growth markets. Mr. Nazari holds a PhD in Electrical Engineering from the University of Colorado, Boulder and is the holder of eight patents.
Mr. Yoost has served as a Director of Emulex since August 2005. Mr. Yoost retired as a Partner after 33 years with PricewaterhouseCoopers, wherein he held numerous client service and Firm leadership positions. During this period, he lived and worked in Tokyo and Beijing for 16 years. He was elected as a Director to the 18-partner Global Oversight Board of PWC International Limited, the coordinating entity for the global network of firms. At his retirement, Mr. Yoost was the Firm’s Managing Partner in Orange County and the Regional Leader of its Advisory Services practice. He has been involved in virtually all areas of international trade and investment, and has served clients in a number of industries, including technology, financial services, consumer products, distributions services, health services and manufacturing. Mr. Yoost is a member of the Board of Directors of Pacific Life Insurance Company, a Fortune 500 company and California’s largest life and annuities provider, Belden Inc., a designer and global manufacturer of cable, connectivity and networking products, and Union Bank, among the largest fifteen banks in the U.S. He is also one of three members of the advisory board of the American Honda Finance Corporation.
Mr. Yoost’s financial expertise, exemplified by his qualifications as a Certified Public Accountant, his background and experience as a Partner of a multi-national accounting firm make him a valuable asset to the Board and to serve as a qualified financial expert and member of the Audit Committee.
New Director Nominees
Mr. Daichendt brings a wealth of relevant networking industry experience to the Emulex Board. He served as President and Chief Operating Officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, Mr. Daichendt served in a number of senior executive positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, for 5 years, including most recently as Executive Vice President, Worldwide Operations. Mr. Daichendt currently serves as a Director of ShoreTel, Inc. and was previously Chairman of the Board. Mr. Daichendt also serves as a member of the Board of Directors of NCR Corporation, the global leader in consumer transaction technologies.
Mr. Daichendt's experience as an officer of various networking industry companies as well as his experience as a public company director make him well-qualified to serve as a member of our Board.
Mr. Kelley brings a tremendous amount of storage networking and telecommunications experience to Emulex. He is currently the Chief Executive Officer of CereScan Corp., a provider of high-definition functional brain imaging, since July 2009, and as Chairman of the Board of Directors of CereScan, since March 2009. Mr. Kelly formerly served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions, until McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of networks at Qwest Communications International, Inc. He also served as President of Wholesale Markets for U.S. West, Inc.. Mr. Kelley has significant public board experience from his time at McDATA and has been a director of Polycom, Inc. since March 2000.
Mr. Kelley's experience as an officer of various storage networking and telecommunications companies as well as his experience as a public company director make him well-qualified to serve as a member of our Board.
Mr. Merchant is a seasoned executive with a demonstrated track record as a transformation leader. He brings unique customer insights to Emulex from his multiple roles as chief information officer (CIO) for several large enterprises. Mr. Merchant is currently the citywide Chief Information and Innovation Officer for the City of New York, which he was appointed to in 2012. Previously he served as Executive Vice President, Chief Information Officer and member of the Executive Committee at Fannie Mae, where he led the technology and operations groups. Mr. Merchant also served as Senior Vice President and Chief Information Officer at Merrill Lynch & Co. He has extensive computer industry and public board experience as a current director of FICO, and as a former director of Sierra Atlantic, Level 3 Communications, Inc. and Sun Microsystems.
Mr. Merchant's technological expertise, inside knowledge of information technology operations, and unique customer insight as well as his experience as a public company director make him well-qualified to serve as a member of our Board.
Fiscal 2013 Board of Directors Meetings
There were 20 meetings of the Board of Directors of Emulex during fiscal 2013. Each of the Directors of Emulex attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he or she served during the last fiscal year.
Letter Agreement with the Elliott Group; Appointment of Gregory S. Clark and Eugene J. Franz; and Agreement as to New Director Nominees
On March 27, 2013, Emulex entered into a letter agreement (the “Letter Agreement”) with Elliott Associates, L.P. and certain affiliated entities (collectively, the “Elliot Group”), pursuant to which Emulex agreed to (i) increase the size of the Board to eleven members and (ii) nominate two new independent directors, Gregory S. Clark and Eugene J. Frantz, to serve on the Board and be included in the Board’s slate of nominees for our next annual meeting of stockholders. Under the Letter Agreement, the Elliott Group agreed to comply with certain standstill restrictions with respect to their ownership of Emulex common stock and certain other matters.
The Letter Agreement was further amended on August 9, 2013 and again on September 19, 2013 to acknowledge that Emulex had made certain changes to its procedures for submission of director nominations and stockholder business for the Annual Meeting described in the Current Report on Form 8-K filed with the Securities Exchange Commission on September 20, 2013.
On November 11, 2013, Emulex and the Elliott Group entered into an agreement that reinstated the Elliott Group standstill agreement that had expired on October 20, 2013 until the earlier of November 11, 2014 and 10 days prior to the deadline for director nominations for the annual meeting of stockholders for fiscal 2015, subject to certain exceptions. In addition, Emulex and the Elliott Group agreed that Emulex will (i) reduce the number of directors to eleven from the current twelve (subject to increase in certain circumstances), and (ii) include in this Proxy Statement and cause proxies to be voted pro-rata for the three New Director Nominees, which were selected by the Board and recommended by the Nominating/Corporate Governance Committee in collaboration with the Elliott Group. In addition, the Elliott Group agreed to vote its shares pro-rata for the three New Director Nominees as well as the eight incumbent director nominees.
Employment Agreement with James M. McCluney
On November 11, 2013, Emulex announced that James M. McCluney would be departing the Company effective February 6, 2014 and will no longer serve as Executive Chairman. Emulex entered into an Employment Agreement with Mr.

McCluney, dated July 12, 2013, in connection with his appointment to Executive Chairman. Pursuant to the terms of the Employment Agreement, he will be provided with certain payments and stock plan award acceleration as described below:
•Base salary through the departure date at a weekly rate of $11,288
•Base salary severance payment of one year which is equal to $587,000

•
Executive Incentive Compensation Plan ("EICP") payment for the pro-rata portion of the fiscal quarter completed as of the departure date, with payment to be made when EICP payments are made to other executives

•EICP severance payment of one times annual target (90% of base salary), which is equal to $528,300

•	COBRA insurance payments for 12 months as a lump sum for Mr. McCluney and his dependents, which is $16,714

•	Acceleration of the vesting of equity awards by one year, which specifically includes the following grants:

◦	Performance cash settled units granted September 15, 2012, additional vesting of 22,594 units

◦	Cash settled units granted September 15, 2012, additional vesting of 15,960 units

◦	Performance restricted stock units granted September 15, 2012, additional vesting of 22,594 units

◦	Performance restricted stock units granted September 2, 2011, additional vesting of 50,400 units

◦	Restricted stock units granted September 15, 2013, additional vesting of 27,943 units

◦	Restricted stock units granted September 15, 2012, additional vesting of 10,620 units

◦	Restricted stock units granted September 2, 20122, additional vesting of 36,000 units

◦	ISO stock options granted September 15, 2012 at $7.74, additional vesting of 12,919 options

◦	ISO stock options granted September 15, 2013 at $7.73, additional vesting of 0 options

◦	NQ stock options granted September 15, 2012 at $7.74, additional vesting of 74 options

◦	NQ stock options granted September 15, 2013 at $7.73, additional vesting of 8,732 options
Compensation of Directors
Emulex provides its non-employee Directors with a total compensation program that recognizes the expertise of each Board member and aligns Director’s interests with those of stockholders. Accordingly, the compensation plan for Emulex’s Directors consists of cash retainers for Board, Committee and Chair responsibilities, as well as stock grants upon election to the Board and annually thereafter.
Directors’ Fees.    In fiscal 2013, Directors who were not employees of Emulex received a quarterly retainer of $13,750, $1,500 per meeting attended in excess of twelve meetings during the fiscal year and reimbursement for travel expenses. The Chairman of the Board received an additional quarterly retainer of $13,750 for the period during which he was not serving as Executive Chairman. In addition, the Chairman of the Nominating/Corporate Governance Committee received an additional quarterly retainer of $1,500, while committee members received an additional quarterly retainer of $1,000; the Chairman of the Compensation Committee received an additional quarterly retainer of $2,000, while committee members received an additional quarterly retainer of $1,000; and the Chairman of the Audit Committee received an additional quarterly retainer of $3,000, while committee members received an additional quarterly retainer of $2,000. Directors who are employees of Emulex receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for their out-of-pocket expenses in connection with attendance at Board and committee meetings.
Equity-Based Compensation.    Emulex maintains the Emulex Corporation Stock Award Plan for Non-Employee Directors (the “Director Plan”) under which shares of Emulex’s common stock may be issued pursuant to the exercise of stock options, restricted stock awards or stock appreciation rights granted to Directors who are not employees of Emulex or any of its subsidiaries.
Each Director of Emulex is eligible to receive awards under the Director Plan only if such Director is not then an employee of Emulex or any of its subsidiaries (“Plan Eligible Director”). Only Plan Eligible Directors may receive awards under the Director Plan. In fiscal 2013, there were ten Plan Eligible Directors - Ms. Infante and Messrs. Clark, Downey, Edwards, Folino, Frantz, Goon, Lyle, Nazari and Yoost.
The Director Plan provides that an option to purchase 60,000 shares of common stock of Emulex is to be granted automatically to each Plan Eligible Director upon the date on which such director first becomes a Plan Eligible Director. In addition, the Director Plan provides that on each yearly anniversary of the date of grant of the initial option to each Plan Eligible Director, each Plan Eligible Director is to automatically be granted an additional option to purchase 20,000 shares of common stock. No option granted under the Director Plan shall be exercisable after the expiration of the earlier of (i) ten years following the date the option is granted or (ii) one year following the date the optionee ceases to be a director of Emulex for any reason. The initial option granted to a director under the Director Plan is exercisable as to one-third of the shares on each anniversary of the date the option is granted if the director to whom the option is granted is still a director of Emulex on such anniversary. The subsequent options to purchase 20,000 shares are exercisable as to one-half of the shares on the six month anniversary of the date the option is granted and shall be exercisable for an additional one quarter of the shares on the nine month and one year anniversary of the grant date, respectively.
The Board or a designated committee of the Board may grant additional compensation under the Director Plan to Plan Eligible Directors in the form of restricted stock awards or stock appreciation rights which compensation may be in addition to or in lieu of the formula-based option grants.
Beginning with fiscal 2011, in lieu of an annual option under the Director Plan and any other restricted stock grants, each Plan Eligible Director receives an annual grant of restricted stock equal to $125,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of grant. Beginning with fiscal 2012, the Chairman of the Board, if a Plan Eligible Director, receives an additional annual grant of restricted stock equal to $125,000 in market value of common stock which vests as to one half of the shares twelve months after the date of grant and as to one half of the shares eighteen months after the date of grant.
In addition, beginning with fiscal 2011, in lieu of an initial stock option award of 60,000 shares under the Director Plan, each newly appointed or elected Plan Eligible Director receives an initial grant of shares of restricted stock equal to $200,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of the award. However, each newly appointed or elected Plan Eligible Director receives a reduced pro-rata annual grant of restricted stock in the first year if the annual grant is less than one year from the date the newly appointed or elected director received his or her initial grant.
The restricted stock grants are made in the form of restricted stock awards which automatically entitle their holders to one share of common stock per restricted stock award upon vesting. Except as noted above with respect to the additional annual grant to the Chairman of the Board, these restricted stock awards shall vest as to one half of the shares on the date of grant and one half of the shares six months after the date of grant.
The following table sets forth information concerning the compensation of Emulex’s non-employee directors during fiscal 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(4)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory S. Clark(5)	14,750	200,000	—	N/A	N/A	—	214,750
Michael P. Downey	81,500	125,000	—	N/A	N/A	—	206,500
Bruce C. Edwards	81,500	125,000	—	N/A	N/A	—	206,500
Paul F. Folino	120,500	125,000	—	N/A	N/A	—	245,500
Eugene J. Frantz(5)	16,750	200,000	—	N/A	N/A	—	216,750
Robert H. Goon	83,500	125,000	—	N/A	N/A	—	208,500
Beatriz V. Infante	67,000	62,500	—	N/A	N/A	—	129,500
Don M. Lyle	73,500	125,000	—	N/A	N/A	—	198,500
Nersi Nazari	64,500	125,000	—	N/A	N/A	—	189,500
Dean A. Yoost	79,000	125,000	—	N/A	N/A	—	204,000

(1)
Any Director who is also an employee does not receive any additional compensation for serving on our Board of Directors. The compensation of James M. McCluney is reflected in the Summary Compensation Table.

(2)
The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2012. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 10 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the SEC. These amounts reflect our accounting value for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the director.

(3)
The aggregate number of unvested restricted stock awards at the end of fiscal 2013 are: Mr. Clark- 15,873 shares; Mr. Downey - 0 shares; Mr. Edwards - 0 shares; Mr. Folino - 80,000 shares; Mr. Frantz - 15,873 shares; Mr. Goon - 0 shares; Ms. Infante - 0 shares; Mr. Lyle - 0 shares; Mr. Nazari - 0 shares and Mr. Yoost - 0 shares.

(4)
The aggregate number of stock options outstanding at the end of fiscal 2013 are: Mr. Clark - 0 shares; Mr. Downey - 30,000 shares; Mr. Edwards - 50,000 shares; Mr. Folino - 151,350 shares (all of which comprise of grants received as Executive Chairman and not as a non-employee director); Mr. Frantz - 0 shares; Mr. Goon - 50,000 shares; Ms. Infante - 0 shares; Mr. Lyle - 50,000 shares; Mr. Nazari - 0 shares and Mr. Yoost - 80,000 shares. No stock options were granted to Directors in fiscal 2013.

(5)	Each of Mr. Clark’s and Mr. Frantz’s service as a Director commenced in April 2013.
Board Committees
Compensation Committee.    The Board has established a Compensation Committee currently consisting of three members, none of whom is an employee of Emulex. The Compensation Committee reviews the performance of our executive officers and the executive officers of our subsidiaries and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and equity grants under our equity compensation plans, including the Equity Incentive Plan. See “Report of the Compensation Committee of the Board of Directors.” A copy of the charter of the Compensation Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Compensation Committee.” A copy of the charter of the Compensation Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Compensation Committee held eight meetings during our last fiscal year. Please note that none of the information contained on our websites is incorporated by reference into this Proxy Statement, and the website addresses are included as inactive textual references only.
Compensation Committee Interlocks and Insider Participation.    In fiscal 2013, Bruce C. Edwards and Don M. Lyle served as members of Emulex’s Compensation Committee. Nersi Nazari was appointed as a member of the Compensation Committee in November 2011 and served in such capacity until August 2012 at which time he was replaced by Beatriz V. Infante. None of Mr. Edwards, Mr. Lyle, Mr. Nazari or Ms. Infante are now, nor have at any time been, an officer or employee of Emulex. During fiscal 2013, none of Emulex’s executive officers served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either Emulex’s Compensation Committee or its Board of Directors.
Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee was formed in August 2002 and currently consists of six directors, none of whom is an employee of Emulex. The nominees for election as directors at the Annual Meeting were recommended by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee reviews and approves nominees for service on the Board, considers any nominees recommended by stockholders, and adopts and reviews corporate governance policies and procedures. All members of the Nominating/Corporate Governance Committee are independent within the meaning of the New York Stock Exchange listing standards. A copy of the charter of the Nominating/Corporate Governance Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Nominating/Corporate Governance Committee.” A copy of charter of the Nominating/Corporate Governance Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Nominating/Corporate Governance Committee held six meetings during fiscal year 2013.
Audit Committee.    The Audit Committee currently consists of three directors and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Emulex. See “Report of the Audit Committee of the Board of Directors” below. A copy of the charter of the Audit Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Audit Committee.” A copy of charter of the Audit Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Audit Committee held eight meetings during our last fiscal year.
Each member of the Audit Committee is an “independent director” (as defined in the Corporate Governance Standards of the New York Stock Exchange). Each member also meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee is financially literate under the requirements of the New York Stock Exchange and that both Messrs. Downey and Yoost are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The designation of members of our Audit Committee as “audit committee financial experts” does not impose on those members any duties, obligations, or liabilities that are greater than are generally imposed on them as members of the Audit Committee and Board of Directors, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board of Directors.

In addition to his service as a Director and member of the Audit Committee of Emulex, Mr. Downey serves as a director and a member of the audit committee and certain other committees of Vertical Communications, Inc. (previously known as Artisoft Inc.). Mr. Downey also served as a director and a member of the audit and compensation committees of First Consulting Group, Inc. until February 2008. Pursuant to the New York Stock Exchange Listed Company Manual, Section 303A.07, the Board of Directors has determined that Mr. Downey’s simultaneous service on the Audit Committees of Emulex and Vertical Communications did not impair the ability of Mr. Downey to effectively serve on Emulex’s Audit Committee.
Corporate Governance
Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines to reflect the principles by which Emulex operates. These Guidelines are available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626.
Director Independence.    It is the objective of the Board that all non-employee directors meet the criteria for independence required by the New York Stock Exchange absent unusual and compelling circumstances. Only those directors who the Board affirmatively determines have no material relationship with Emulex (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Emulex) and who meet the additional qualifications prescribed under the New York Stock Exchange rules will be considered independent. In addition, our Corporate Governance Guidelines require that members of the Audit Committee also satisfy the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002.
In determining independence, each year the Board affirmatively determines whether directors have any “material relationship” with Emulex. When assessing the “materiality” of a director’s relationship with Emulex, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. No director who is a former employee of Emulex can be “independent” until five years after the employment has ended. In addition, no director who is, or in the last five years has been, affiliated with or employed by a present or former independent registered public accounting firm of Emulex or an affiliate can be “independent” until five years after the end of either the affiliation or the auditing relationship. In addition, no director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of Emulex serves on the compensation committee of another company that employs that director. Directors with immediate family members in the categories described above are subject to the five year “cooling off” periods described above for purposes of determining whether the director is “independent.”
Under Emulex’s Corporate Governance Guidelines, the Board reviews in advance any substantial charitable contribution made by Emulex to organizations to which any director is affiliated, and any consulting contract with (or the provision of other indirect form of compensation to) any director.
Consistent with these considerations, after review of all relevant transactions, business and charitable relationships between each director, or any of his family members, and Emulex, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all incumbent Directors and New Director Nominees are independent directors within the meaning of the New York Stock Exchange listing standards and its Corporate Governance Guidelines, except for Paul F. Folino, the Chairman of the Board and former Executive Chairman of Emulex, and James M. McCluney, the Chief Executive Officer of Emulex.
Related Party Transactions.    Emulex is not currently a party to, and since the beginning of fiscal 2013 was not a party to, any “related-person transactions” which are transactions between Emulex and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For such purposes, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Emulex’s common stock and their immediate family members. To the extent that any “related-person transaction” is proposed, it is Emulex’s policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to Emulex, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. Emulex does not currently have a written policy with respect to consideration of related person transactions although certain aspects of such types of transactions are the subject of Emulex’s Corporate Governance Guidelines and its Business Ethics and Confidentiality Guidelines.

Meetings of Independent Directors.    As required under the rules of the New York Stock Exchange, Emulex’s independent Directors meet in regularly scheduled executive sessions at which only independent Directors are present. Mr. Goon generally presides over these executive sessions.
Board Leadership Structure.    At certain points during the more than 30 years in which Emulex has been a public company, Emulex has chosen to combine the positions of Chairman of the Board and Chief Executive Officer. However, in September 2006, the Board determined that it would be preferable to separate the roles of Chairman of the Board and Chief Executive Officer. Since that time, the role of Chief Executive Officer and Chairman of the Bard have remained separate, most recently with Mr. McCluney being appointed as Executive Chairman of Emulex in July 2013 and Mr. Benck being appointed as Chief Executive Officer.
Emulex believes this Board leadership structure is best for Emulex and its stockholders as it ensures that the Chief Executive Officer’s primary focus and responsibility will be running the company while the Chairman can focus his energy on the Board’s oversight functions. As directors continue to have more oversight responsibilities than ever before, Emulex believes it is beneficial to have a separate chairman whose sole job is leading the Board. In making its most recent decision to keep the positions of Chief Executive Officer and Chairman separate, the Board considered the time that Mr. Benck will be required to devote to the Chief Executive Officer position in the current economic environment. Emulex expects to continue the separation of the roles of Chairman of the Board and Chief Executive Officer following Mr. McCluney's departure in February 2014.
Business Ethics and Confidentiality Policy.    All of our Directors and employees, including our Chief Executive Officer and Chief Financial Officer (our principal accounting officer), are required to abide by our Business Ethics and Confidentiality Policy to ensure that our business is conducted in a legal and ethical manner and that our proprietary trade secrets are protected. The Business Ethics and Confidentiality Policy is available in the “Investors” section of our website at www.emulex.com under the heading “Investors — Corporate Governance — Business Ethics and Confidentiality Policy.” The Business Ethics and Confidentiality Policy is also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Emulex has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.
Board Involvement in Risk Oversight.    Our management is principally responsible for defining the various risks facing Emulex, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. While management regularly reports to the Board on its assessment of significant new and emerging risks, the Board’s responsibility is to monitor our risk management processes by assessing our material risks and evaluating whether management has reasonable controls in place to mitigate the material risks. The Board is not principally responsible, however, for defining or managing our various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management. This factor is considered by the Board and the Nominating and Governance Committee when determining which directors serve on the Audit Committee. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2013. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing Emulex, including operational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an efficient approach for addressing risk management.
Stockholder Communications with Directors.    The Board has approved a policy by which stockholders and other interested parties may communicate directly with the Board or the non-employee directors. All communications should be in writing and indicate in the address whether it is intended for the entire Board, the non-employee directors as a group, or an individual director. Any such communications should be directed to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Each communication intended for the Board or non-employee directors received by the Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board in effect from time to time concerning the treatment of inappropriate communications.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following is the report of the Audit Committee of the Board of Directors with respect to Emulex’s audited financial statements for the fiscal year ended June 30, 2013 which are included in Emulex’s Annual Report on Form 10-K for such year. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of Emulex’s filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings, except to the extent that Emulex specifically incorporates it by reference in such filing.
Emulex’s management has primary responsibility for its internal controls and for the preparation of financial statements. Emulex’s independent registered public accounting firm is responsible for conducting an independent audit of Emulex’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for monitoring the integrity of Emulex’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, monitoring the independence and performance of Emulex’s independent registered public accounting firm, and providing an avenue of communication among the independent registered public accounting firm, management and the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of Emulex’s independent registered public accounting firm. The Audit Committee has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.
During the most recent fiscal year, the Audit Committee:

•	reviewed and discussed the audited financial statements and interim financial statements with Emulex’s management and KPMG LLP, Emulex’s independent registered public accounting firm;

•	reviewed and discussed the results of the audit of internal control over financial reporting with Emulex’s management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG LLP its independence.
Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Emulex’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Pre-Approval Policies and Procedures
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee on the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services up to $25,000 per engagement to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee pre-approved all auditing services and permitted non-audit services (including the fees and terms thereof) performed by KPMG LLP for Emulex during fiscal 2012 and fiscal 2013, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which were approved by the Audit Committee prior to the completion of the applicable audit. The Audit Committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided.

Submitted by the Audit Committee of the Board of Directors,

MICHAEL P. DOWNEY, Chairman
ROBERT H. GOON
DEAN A. YOOST

PROPOSAL 2

RATIFICATION AND APPROVAL OF THE
AMENDED AND RESTATED EMULEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN

General

At the Annual Meeting, Emulex’s stockholders will be asked to consider a proposal to ratify and approve an amendment and restatement of Emulex Corporation’s Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan was approved by the stockholders at the 2000 Annual Meeting of Stockholders. At the 2002 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase in the number of shares authorized for issuance under the Purchase Plan by 750,000 shares to 950,000 shares and at the 2004 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase in the number of shares authorized for issuance under the Purchase Plan by an additional 1,000,000 shares to 1,950,000 shares. At the 2007 Annual Meeting of Stockholders, Emulex’s stockholders approved certain amendments to the Purchase Plan, including an increase in the maximum number of shares that an employee may purchase under the Purchase Plan in each six-month period and an increase in the maximum dollar amount that can be withheld from employees in each six-month period. At the 2008 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase the aggregate number of shares authorized under the Purchase Plan by 1,500,000 shares to 3,450,000 shares of common stock and an extension of the termination date of the plan from October 23, 2010 to October 23, 2015. At the 2010 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase in the aggregate number of shares authorized under the Purchase Plan by 1,500,000 shares to 4,950,000 shares of common stock. At the 2011 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase in the aggregate number of shares authorized under the Purchase Plan by 1,500,000 shares to 6,450,000.

Amendment of the Purchase Plan

On November 21, 2013, the Board of Directors approved, subject to ratification and approval by the stockholders, an amendment and restatement of the Purchase Plan that would (i) increase the aggregate number of shares authorized under the Purchase Plan by 3,250,000 shares to 9,700,000 shares of common stock and (ii) extend the termination date of the plan from October 23, 2015 to October 23, 2018. If approved, the aggregate number of shares available for future award grants would be 4,036,647.

Reasons for Amendment of the Purchase Plan

The amendment of the Purchase Plan was adopted and is recommended for approval by Emulex’s stockholders because the Board believes that enabling employees to purchase shares of common stock under the Purchase Plan will play an important role in Emulex’s efforts to both attract and retain employees of outstanding ability and to promote employee morale by offering them a chance to own an equity interest in Emulex. The Board elected to increase the number of shares authorized for issuance under the Purchase Plan in order to ensure that Emulex has sufficient shares of common stock available for issuance under the Purchase Plan for the foreseeable future. In addition, the Board amended the Purchase Plan to allow employees of certain of our foreign subsidiaries to participate in the Plan and to ensure that Emulex is able to administer the Purchase Plan in a manner that complies with applicable foreign laws.

The Board believes that the failure to ratify and approve the amendment of the Purchase Plan by the stockholders will limit Emulex’s ability to offer the benefits available under the Purchase Plan to its employees, which would adversely impact Emulex’s future hiring and operating plans.

Description of the Purchase Plan

The following description of the Purchase Plan is qualified in all respects by reference to the amended Purchase Plan, the full text of which is attached as Appendix A.

Purpose.  The purposes of the Purchase Plan are to provide to eligible employees an incentive to join and remain in the service of Emulex and its subsidiaries, to promote employee morale and to encourage employee ownership of Emulex’s common stock by permitting them to purchase shares on favorable terms through payroll deductions. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”).

Eligibility.  Every employee of Emulex, including executive and other officers who are employees and all employees of any participating subsidiaries, who are treated as active employees in Emulex’s records, has completed 90 days of continuous employment with Emulex and customarily works at least 20 hours per week (or customarily works less than 20 hours per week if their participation is required by local law) is eligible to participate in offerings made under the Purchase Plan.

Employees of any present or future parent or subsidiary of Emulex may also participate in the Purchase Plan at the discretion of the Board of Directors. As of November 24, 2013, 1,193 of our employees were eligible for and participating in the Purchase Plan. Non-employee directors of Emulex are not eligible to participate in the Purchase Plan.

Under the Purchase Plan, no employee will be granted a right to purchase any common stock under the Purchase Plan (i) if immediately after such purchase the employee would own stock or hold outstanding options to purchase stock possessing in the aggregate 5% or more of the total combined voting power of all classes of stock of Emulex, or (ii) if the grant would permit the employee to purchase stock which, when aggregated with purchases under all other employee stock purchase plans of Emulex, would exceed $25,000 worth of common stock of Emulex (determined using the fair market value of such stock at the time such right is granted) for any six-month period (or $25,000 in a calendar year) in which the right is outstanding at any time. A maximum of 1,000 shares may be purchased by a participant in the Purchase Plan in any six-month period (2,000 shares in a calendar year), subject to certain adjustment provisions specified in the Purchase Plan.

Administration.  The Purchase Plan will be administered by a committee of the Board of Directors appointed to administer the Purchase Plan (the “Administrator”), and if no such committee is appointed, the Administrator of the Purchase Plan will be the Board of Directors. The Board of Directors has appointed the Compensation Committee, which is comprised of two non-employee directors who are not eligible to participate in the Purchase Plan, to be the Administrator of the Purchase Plan. Subject to the provisions of the Purchase Plan, the Administrator has full authority to implement, administer and make all determinations necessary under the Purchase Plan. The Purchase Plan is administered in a manner designed to ensure that any participant’s commencement or discontinuation of participation in the Purchase Plan or increase or decrease of payroll deductions will be effected in compliance with the exemptions from liability under Section 16(b) of the Securities Exchange Act of 1934 as set forth in Rule 16b-3 promulgated thereunder.

Participation.  An employee who has satisfied the eligibility requirements of the Purchase Plan may become a participant in the Purchase Plan upon his or her completion and delivery to Emulex of an enrollment form authorizing payroll deductions. Eligible employees who elect to participate in an offering will purchase shares of common stock through regular payroll deductions in an amount of 0% to 10% of their compensation, as designated by each employee. For this purpose, “compensation” includes salary, annual bonus/incentive, annual profit sharing, overtime, lead premium, commissions and shift differential, but expressly excludes other forms of compensation such as relocation, housing, car allowances, phone allowances, sign-on bonuses and referral bonuses. The limitation to 10% of compensation may be increased or decreased from time to time at the discretion of the Administrator, but in no event will the maximum amount be increased to an amount in excess of 15% of the employee’s compensation.

Emulex establishes and maintains a separate account for each participant. All payroll deductions that are credited to a participant’s account under the Purchase Plan do not accrue any interest or earnings (unless otherwise required by local law) and are deposited with the general funds of Emulex. All payroll deductions received or held by Emulex may be used by Emulex for any corporate purpose (unless otherwise required by local law).

Under the Purchase Plan, on November 1 and May 1 of each calendar year (each, a “Grant Date”), Emulex will grant to each eligible employee who has elected in writing to participate in the Purchase Plan a right to purchase, at the Purchase Price described below, that number of shares of common stock that can be purchased by Emulex at the Purchase Price with the amounts held in such employee’s payroll deduction account. The common stock will be purchased on October 31 of each calendar year, if the Grant Date is May 1, and April 30 of each calendar year, if the Grant Date is November 1 (the “Purchase Date”).

Purchase of Common Stock.  Shares of common stock will be purchased automatically on the Purchase Date at a price equal to the purchase price determined by the Plan Administrator at the Purchase Date. The purchase price may not be less than 85% of the fair market value of the shares on the Grant Date or 85% of the fair market value of the shares as of the Purchase Date, whichever is lower (the “Purchase Price”). The fair market value of the common stock under the Purchase Plan will be the closing sale price on the date of valuation on the New York Stock Exchange or the principal stock exchange on which Emulex’s common stock is then listed or admitted to trading. If no closing sale price is quoted or no sale takes place on such day, then the fair market value shall be the closing sale price of Emulex’s common stock on the next preceding day on which a sale occurred. The fair market value of Emulex’s common stock on October 31, 2013, the most recent Purchase Date under the plan, was $7.53 per share.

A participant may elect to have shares purchased under the Purchase Plan and issued directly to him or her. Unless the participant’s participation is terminated or the participant directs Emulex otherwise, shares will be purchased automatically on his or her behalf with all amounts held in his or her account on each Purchase Date at the Purchase Price. Any surplus cash remaining in the participant’s account on the Purchase Date after shares are purchased will be refunded to the participant, without interest.

Changes in Election and Withdrawal; Termination of Employment.  A participant may terminate his or her participation in the Purchase Plan by signing and delivering to Emulex a notice of withdrawal. Such withdrawal may be elected at any time before the end of the applicable offering period. As soon as practicable after such withdrawal, the payroll deductions credited to the participant’s account will be returned to the participant, without interest. The Administrator also may designate a special election adjustment period during which participants may make a one-time election to decrease the amount of the periodic payroll deduction. A participant’s rights in the Purchase Plan are nontransferable other than by will and the laws of descent and distribution.

Termination of a participant’s employment for any reason, including retirement, disability or discharge, immediately cancels his or her participation in the Purchase Plan. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the participant’s beneficiary, without interest. However, upon termination of employment because of death, the participant’s beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant’s account would purchase at the date of death. For purposes of determining the right to exercise on the Purchase Date, a participant’s employment will not be considered to terminate by reason of death or leave of absence taken in accordance with Emulex’s leave of absence policy, provided the leave of absence does not exceed three months or, if longer, during any period that a participant’s reemployment rights are guaranteed by law or by contract.

Adjustment Upon Changes in Capitalization; Merger, Consolidation or Reorganization.  A proportionate adjustment shall be made by the Administrator in the number, Purchase Price, and kind of shares if the shares of Emulex’s common stock are increased, decreased, or exchanged for different securities, through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividends or similar capital adjustment.

Amendment and Termination of the Purchase Plan.  Unless previously terminated, the Purchase Plan will terminate on October 23, 2018, or when all shares authorized for sale thereunder have been sold, whichever is earlier. The Board of Directors at any time may amend or terminate the Purchase Plan with respect to rights to purchase common stock under the Purchase Plan that have not already been granted. No amendment may be made to the Purchase Plan without prior approval of the stockholders of Emulex if such amendment would increase the number of shares reserved under the Purchase Plan, materially modify the eligibility requirements of the Purchase Plan, materially increase the benefits that may accrue to participants under the Purchase Plan, extend the term of the Purchase Plan, alter the option price formula or cause the Purchase Plan to fail to meet the requirements to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Amended Purchase Plan Benefits

Because participation in the Purchase Plan is voluntary and participation levels of each participant may be changed during each offering period, Emulex cannot now determine the number of shares of its common stock to be purchased by any of Emulex’s current executive officers, by all of Emulex’s current executive officers as a group or by Emulex’s non-executive employees as a group.

Amended Plan Benefits
Emulex Corporation Employee Stock Purchase Plan

The following table summarizes shares purchased under the Purchase Plan during the Purchase Plan year ended October 31, 2013 by the following individuals and groups (i) the executive officers named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all other employees under the Purchase Plan, as of October 31, 2013:

Name and Position	Shares Acquired in Purchase Plan Year Ended October 31, 2013	Weighted Average Purchase Price per Share
James M. McCluney	—	—
Executive Chairman(1)
Jeffrey W. Benck	—	—
Chief Executive Officer and President (2)
Michael J. Rockenbach(3)	—	—
Executive Vice President and Chief Financial Officer
Jeffery L. Hoogenboom	—	—
Senior Vice President, Worldwide Sales
Margaret A. Evashenk	—	—
Senior Vice President, Chief Development Executive
All current executive officers as a group (6 people)	2,000	$5.03
All current directors who are not executive officers as a group (10 people)	—	—
All other employees (including all current officers who are not executive officers) as a group	903,096	$5.03

(1)
Mr. McCluney was appointed Executive Chairman of Emulex and Chairman of the Board of Emulex in July 2013, and in connection therewith, resigned as Chief Executive Officer. Further, Mr. McCluney's service as an officer and employee of the Company will terminate effective February 6, 2014.

(2)	Mr. Benck was appointed Chief Executive Officer of Emulex in July 2013, and in connection therewith, resigned as Chief Operating Officer, but retained the title of President.

(3)	Mr. Rockenbach's service as an officer and employee of the Company will terminate effective December 31, 2013.

Summary of Federal Income Tax Consequences of the Purchase Plan

The following is a brief description of the federal income tax consequences of participation in the Purchase Plan. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. State and local income taxes, which may vary from locality to locality, are not discussed.

No taxable income is recognized by a participant either at the time of election to participate in an offering under the Purchase Plan or at the time any shares of its common stock are purchased thereunder.

If shares are disposed of at least two years after the Grant Date and at least one year after the Purchase Date or in the event of a participant’s death (whenever occurring) while owning such shares, then any excess of the fair market value of the shares at the Grant Date over the Purchase Price of the shares will be treated as ordinary income to the participant. Any further gain upon such disposition will be taxed as long-term capital gain at the rates then in effect. If the shares are sold and the sale price is less than the Purchase Price, there is no ordinary income and the participant will have a capital loss equal to the difference between the sale price and the Purchase Price. The ability of a participant to utilize such a capital loss will depend on the participant’s other tax attributes and the statutory limitations on capital loss deductions (not discussed herein).

If the shares are sold or disposed of (including any disposition by way of gift) within two-years after the Grant Date or within one year after the Purchase Date, then the excess of the fair market value of the shares on the Purchase Date over the Purchase Price will be treated as ordinary income to the participant. This excess will constitute ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain will be taxed as capital gain at the rates then in effect. If the shares are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income will be attributed to the participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on such Purchase Date. As indicated above, the ability of the participant to utilize such a capital loss will depend upon the participant’s other tax attributes and the statutory limitation on capital losses (not discussed herein).

Emulex is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding periods described above.

Vote Required for Approval of the Amendment of the Purchase Plan

Approval of this proposal to ratify and approve the amendment of the Purchase Plan requires the affirmative vote of the holders of a majority of the shares of common stock of Emulex present, or represented, and entitled to vote on the proposal at the Annual Meeting.

The Board of Directors recommends a vote “FOR” ratification and approval of the amended and restated Employee Stock Purchase Plan to (i) an increase the number of shares authorized for issuance under the Purchase Plan by 3,250,000 shares and (ii) extend the termination date of the plan from October 23, 2015 to October 23, 2018.

PROPOSAL 3
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
At the 2012 Annual Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve executive compensation. In accordance with such policy and pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution to approve our executive compensation. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective

Align Company and Stockholder Interests	•
Providing a majority of total direct compensation paid to our Named Executive Officers in the form of equity awards for which the ultimate economic value to the officers depends on future performance of our stock.

	•	Establishing stock ownership requirements for our directors and executive officers.

Pay for Performance	•	Tying cash incentive payments to achievement of specific revenue and operating income goals that are calibrated to the Company's operating plan.
	•	Awarding performance based shares that are tied directly to total stockholder return and/or financial operating metrics that are calibrated to our performance as compared to our industry peers.

Recruit, Retain and Motivate Exceptional Talent	•	Targeting total target direct compensation at the 50th percentile among companies with which we compete for executive talent.
	•	Providing meaningful opportunities for increased compensation that are tied to individual and company achievement aligned with stockholder values
	•	Competing effectively for the highest quality people who will determine our long-term success.
We attempt to maintain a regular dialogue with our major stockholders to discuss various corporate governance topics that may be of interest to them. The insights we have gained from these discussions over the years have provided guidance for the Compensation Committee as they consider and adopt compensation policies affecting our employees, including our Named Executive Officers. At our November 2012 Annual Meeting of Stockholders, a substantial majority of our stockholders voted to approve our fiscal year 2012 executive compensation program, with less than five percent of the votes cast not supporting the measure. The Compensation Committee noted that most of our largest stockholders supported the proposal, and in discussions with them, as well as some stockholders that voted against or abstained in voting on the proposal, these stockholders did not express significant concerns regarding our executive compensation program.
The Compensation Committee reviewed the investor feedback we received in connection with our last annual meeting and evaluated the results concerning the vote on the advisory resolution on executive compensation at our 2012 Annual Meeting of Stockholders. Going forward, the Compensation Committee will continue to consider stockholder sentiments about our core principles and objectives when determining executive compensation.
We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 41 through 46, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to Emulex’s recent and long-term success.

In accordance with the requirements of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Emulex Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s February 2014 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the next Annual Meeting of Stockholders.
The Board of Directors recommends a vote “FOR” ratification and approval of the advisory resolution to approve executive compensation.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The accounting firm of KPMG LLP serves Emulex as its independent registered public accounting firm at the direction of the Board of Directors of Emulex. One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for Emulex for fiscal year 2014. This matter is not required to be submitted for stockholder approval, but, as a matter of corporate governance, the Board of Directors has elected to seek ratification of its selection of the independent registered public accounting firm by the affirmative vote of a majority of the shares represented and voting on the proposal at the Annual Meeting. In the event that this selection of auditors is not ratified by the requisite vote of stockholders, the Audit Committee will review Emulex’s future selection of auditors.
Notwithstanding the ratification by stockholders of the appointment of KPMG LLP, the Board of Directors may, if the circumstances dictate, appoint other auditors.
Fees Incurred by Emulex for KPMG LLP During Fiscal 2012 and 2013
The table below provides a summary of the aggregate fees for professional services rendered to Emulex by KPMG LLP for the fiscal years ended July 1, 2012 and June 30, 2013. These fees are described in more detail below.

	Fiscal 2012	Fiscal 2013
Audit Fees	$1,703,205	$1,692,450
Audit-Related Fees	—	—
Tax Fees	353,407	353,513
All Other Fees	1,650	135,632
Total	$2,058,262	$2,181,595
Audit Fees.    Audit fees for the fiscal years ended July 1, 2012 and June 30, 2013 were for professional services rendered for the audits of Emulex’s annual consolidated financial statements and internal control over financial reporting and for the reviews of the consolidated financial statements included in Emulex’s quarterly reports on Form 10-Q.
Audit-Related Fees.    No fees were incurred during the fiscal years ended July 1, 2012 and June 30, 2013 for audit and related services that are reasonably related to the performance of the audit or review of Emulex’s financial statements.
Tax Fees.    Tax fees for the fiscal years ended July 1, 2012 and June 30, 2013 were for the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and consulting services.
All Other Fees.    Other fees consist of a subscription to KPMG LLP’s accounting research tool during the fiscal years ended July 1, 2012 and June 30, 2013 and transaction advisory services related to the Endace acquisition during the fiscal year ended June 30, 2013.

EXECUTIVE OFFICERS
The executive and certain other officers of Emulex or its principal operating subsidiaries were as follows as of December 9, 2013:

Name	Position	Age
James M. McCluney(1)	Executive Chairman	62
Jeffrey W. Benck(2)	President and Chief Executive Officer	48
Michael J. Rockenbach(3)	Executive Vice President, Chief Financial Officer, Secretary, and Treasurer	53
Margaret A. Evashenk(4)	Senior Vice President, Chief Development Executive	48
Jeffrey L. Hoogenboom(4)	Senior Vice President, Worldwide Sales	48
Randall G. Wick(5)	Senior Vice President, General Counsel	60

(1)    Mr. McCluney was appointed Executive Chairman of Emulex on July 12, 2013 and, in connection therewith, resigned from his position of Chief Executive Officer. Mr. McCluney's service as an employee of the Company and Executive Chairman of the Board will terminate effective February 6, 2014.
(2)    Mr. Benck was appointed Chief Executive Officer of Emulex on July 12, 2013 and, in connection therewith, resigned from his position of Chief Operating Officer. The biography of Mr. Benck is set forth above under "Proposal 1, Election of Directors - Director Nomination Process."
(3)    Mr. Rockenbach's service as an officer and employee of the Company will terminate effective December 31, 2013.
(4)    These persons serve in the indicated capacities as SEC Section 16 officers of Emulex, but are not officers of Emulex or its subsidiaries, and are considered a “significant employee.”
(5)    Mr. Wick serves as an officer of Emulex’s principal operating subsidiaries; he is not an officer of Emulex. Also, Mr. Wick serves in the indicated capacity as a SEC Section 16 officer of Emulex.
Mr. McCluney currently serves as Executive Chairman of Emulex and Chairman of the Board of Directors. Mr. McCluney joined Emulex in November 2003 as President and Chief Operating Officer, and was subsequently appointed to the position of President and Chief Executive Officer in September 2006. Mr. McCluney was appointed to the office of Executive Chairman of Emulex and Chairman of the Board of Directors in July 2013. Mr. McCluney had served as Vixel Corporation’s (“Vixel”) Chairman, President and Chief Executive Officer, prior to the Emulex acquisition of Vixel in November 2003. Mr. McCluney served as President and Chief Operating Officer of Crag Technologies (formerly Ridge Technologies), a storage system manufacturer, from October 1997 to January 1999. Mr. McCluney served in various positions at Apple Computer, Inc. from October 1994 to September 1997, including Senior Vice President of Worldwide Operations and Vice President of European Operations. Mr. McCluney also serves as a Director of Multi-Fineline Electronix, Inc., a leading global provider of high-quality, technologically advanced flexible printed circuits and value-added component assemble solutions to the electronics industry.
Mr. Rockenbach joined the Company in 1991 and has served as Executive Vice President and Chief Financial Officer since 1997. From 1991 to 1996, Mr. Rockenbach served in senior finance and accounting positions within the Company. Prior to joining the Company, Mr. Rockenbach served in various manufacturing finance and financial planning positions at Western Digital Corporation.
Ms. Evashenk joined the Company in October 2006 as Senior Vice President of Engineering and was subsequently promoted to Senior Vice President, Chief Development Executive of the Company in May 2011. Prior to Emulex’s acquisition of Sierra Logic, Inc. (Sierra Logic) in October 2006, Ms. Evashenk was a Co-Founder and Vice President of Engineering for Sierra Logic. Prior to joining Sierra Logic, Ms. Evashenk held various positions in engineering and management at Hewlett-Packard Company and Agilent Technologies, Inc.
Mr. Hoogenboom joined the Company in January 2009 as Senior Vice President of Worldwide Sales. Prior to joining the Company, Mr. Hoogenboom was Vice President of Emerging Business Sales of Cadence Design Systems, Inc. from January 2008 to December 2008. From January 2007 to January 2008, Mr. Hoogenboom was Executive Vice President of Sales of LSI Corporation. Prior to joining LSI Corporation, Mr. Hoogenboom spent 18 years at Intel Corporation where he held multiple sales and marketing positions including Vice President, General Manager of Reseller Channel Sales and Vice President of Embedded Sales.
Mr. Wick joined the Company in June 2002 and serves as Senior Vice President and General Counsel. Prior to joining the Company, Mr. Wick served as Vice President, Chief Operating Officer and General Counsel of TelOptics Corporation, a high technology privately held company, since November 2000. Previously, Mr. Wick served as a legal consultant for his own firm and held the positions of Vice President and General Counsel for Samsung Electronics America, Inc. from 1998 to 1999 and AST Research, Inc. from 1990 to 1998.
None of the executive officers of Emulex or officers of its principal operating subsidiaries has any family relationship with any other executive officer of Emulex, other officer of its principal operating subsidiaries, or director of Emulex.

EXECUTIVE OFFICER COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
Overview of Executive Compensation Policies and Practices
The purpose of this Compensation Discussion and Analysis is to provide key information and details on how we pay our executive officers. In this discussion, we will focus on the executive compensation programs for our Chief Executive Officer and the other Named Executive Officers included in the Summary Compensation Table beginning on page 41 of this document. As a group, these executive officers are referred to as our “Named Executive Officers.” Our Named Executive Officers for fiscal year 2013 were:
James McCluney - Chief Executive Officer,
Jeffrey Benck - President and Chief Operating Officer,
Michael Rockenbach - Executive Vice President and Chief Financial Officer,
Jeffery Hoogenboom - Senior Vice President, Worldwide Sales; and
Margaret A. Evashenk - Senior Vice President, Chief Development Executive.
Our fiscal year 2013 compensation policies and payouts are consistent with our commitment to align executive compensation with our stockholder’s interests. Over the past several years, including in 2013, we have sought input from a number of external sources, including our stockholders, as we design and modify our executive compensation plans. Based on this input, we made some additional changes in our executive compensation plans for fiscal 2013, to further enhance their effectiveness, which we cover in more detail below. Some key highlights of our fiscal year 2013 compensation decisions include the following:

•
No Changes to Base Salary - For the second year in a row, we did not give merit increases in base salary driven mainly by our desire to maintain base salaries at the 50th percentile relative to our peer group for 2013, and a desire to emphasize those elements of compensation that are more directly related to Emulex’s performance and changes in stockholder value.

•
Aligning Pay for Performance - Our pay for performance programs continued to include both short and long-term incentives. In fiscal 2013, we continued our emphasis on performance-based compensation. On average, approximately 58% of total direct compensation paid to our Named Executive Officers in fiscal 2013 consisted of either equity awards for which the ultimate economic value to the officers depends on performance against a peer group and/or the future performance of our stock, or cash compensation tied to performance against specific revenue and operating income targets.

◦
Performance-Based Cash Compensation. Because Emulex did not achieve several of its revenue and operating income targets in 2013, our executive officers experienced, on average, a 17% decrease in performance-based cash compensation under our executive incentive compensation plan as compared to 2012, including an $88,451 decrease in performance-based cash compensation of our Chief Executive Officer.

◦
Performance-Based Equity Compensation. In light of our focus on longer term incentives, the fiscal 2013 awards for the performance-based equity grants are based on performance over the fiscal 2013-fiscal 2014 period. These grants provide executives an opportunity to receive up to 30% of the target grant in the first year if Emulex achieves median performance against the performance of our peer companies. In fiscal 2013, our percentile performance on revenue was at the 70th percentile but we did not meet the median performance with respect to the non-GAAP operating income and total stockholder return metrics. Accordingly, our executive officers earned only 59% (for the Chief Executive Officer) and 63% (for the President and Chief Operating Officer and for the Executive Vice President and Chief Financial Officer) of the target performance-based equity awards which were based solely on fiscal 2013 performance. As discussed below, for fiscal 2014, we have increased the percentage of performance-based equity awards for Mr. Benck, as our new Chief Executive Officer, from 30% to 40%.

The following graph illustrates the performance-based compensation elements in 2013 for each Named Executive Officer as percentage of total direct compensation.

Named Executive Officers Pay Mix

•
Competitive Pay Position - Our target competitive position for total cash compensation remained at the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group. Our target total direct compensation for 2013 was also at the 50th percentile of our compensation peer group.

•
Emphasis on Equity Awards Tied Directly to Performance Relative to Peer Companies - Consistent with our ongoing efforts to align pay for performance, we continue to emphasize equity awards granted to certain of our executive officers that are tied directly to achievement of specific financial targets. In 2013, a total of 50% of the equity-based awards of our Chief Executive Officer, and 30% of our equity-based awards for our President and Chief Operating Officer and our Executive Vice President and Chief Financial Officer, were designated as “performance-based shares.” These performance-based shares were awarded to these executive officers based on the percentage of Emulex’s revenue growth and adjusted operating income growth for fiscal 2013 over fiscal 2012 compared to the percentage of revenue growth and adjusted operating income growth of certain designated peer companies over the same period. The metric we use in our award of performance-based shares is a different metric from the one used to calculate cash incentive payments, which is based on Emulex’s own internal operating plan. We believe this is an important distinction as our short term cash incentive plan is solely based upon our internally generated forecast while our long term performance equity awards are solely based upon our relative performance compared to our peer companies. As a result, the performance equity awards focus on long-term performance and could yield little to no award if such performance is significantly below that of our competitive peer group, regardless of Emulex’s performance against its internal operating plan. In the case of our Chief Executive Officer, award of a portion of the performance-based shares was also tied to the percentage growth of our stock price as compared to the stock price of our designated peer companies. In order to reflect our focus on longer-term performance objectives, the equity awards were contingent on Emulex's performance over the two-year period of fiscal 2013-fiscal 2014, with an opportunity for an award in the first year, up to 30% of target, if the company performs at or above the median of comparator companies. Any grant awarded in the first year is subtracted from the final award in the second year. For fiscal 2014, the percentage of the targeted amount of performance-based shares granted to each of these executive officers will range from 150% of the targeted performance-based shares if our total revenues placed us at or above 75th percentile relative to our peer companies, down to 0% of the targeted amount if our total revenues place us below the 25th percentile relative to our peer companies.

•
Cash Incentive Payments Tied to Performance Relative to Operating Plan - Our executive incentive compensation plan is designed to focus our leadership team on the achievement of both company-wide and individual accomplishments that contribute to the creation of stockholder value. In fiscal 2013, we used revenue and non-GAAP operating income as the metrics for our cash incentive plan. (See Reconciliation of GAAP Operating Income [Loss] to Non-GAAP and Adjusted Operating Income on page 38 of this document). Cash incentive payments under the executive incentive compensation plan are based on revenue and non-GAAP operating income targets with payment amounts tied to performance relative to Emulex's own projections and operating plan as opposed to the peer group based performance targets applicable to "performance-based shares" described above. Overall performance targets for 2013 were approximately $510 million (Revenue) and approximately $76 million (Public Non-GAAP Operating Income). In addition, since the fiscal 2013 performance targets included an increase in revenue over fiscal 2012, but a decrease in Non-GAAP Operating Income, the Compensation Committee reduced any awards earned by 10% for the Chief Executive Officer and 5% for other Named Executive Officers. Furthermore, we limited the maximum cash incentive plan awards to 150% of target.

•
Limited Personal Benefits - We continue to maintain very limited perquisites for our Named Executive Officers with these officers generally participating in the same benefit plans as our other employees. We do not grant accrual for paid time off for our Named Executive Officers. Instead, such officers were allowed to take time off with pay at management’s discretion, subject to fulfilling performance expectations, which is our general policy for all executives.

•
Ownership Guidelines - The Compensation Committee believes in linking the interests of management and stockholders and as a result, the Board maintains stock ownership guidelines for our executive officers that specify a value, in dollars, of shares the executive officers must accumulate and hold within five years after they have taken their appointment or promotion as an executive officer, or December 24, 2010, the initial adoption of this guideline. While our guidelines call for ownership of equity equal to the officers’ annualized base salary, as a group, our Chief Executive Officer and other Named Executive Officers have average holdings in excess of three years base salary in Emulex stock. While not restricted from selling these additional holdings under our existing guidelines, we believe this level of typical holding by our named executive officers is strongly aligned with our stockholders. The Compensation Committee plans to continue to review the ownership guidelines for our Named Executive Officers on an annual basis to determine if any changes are warranted based on the actual stock holdings of our Named Executive Officers.

Changes for Fiscal 2014
For fiscal 2014, our compensation programs continue to tie compensation directly to company performance and increases in value to our stockholders. As was the case for fiscal 2013, in designing our compensation policies for fiscal 2014 and beyond, we tried to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts in developing new products proved successful in generating growth in revenue and non-GAAP operating income while, at the same time, deemphasizing those elements of compensation that are not directly related to our company’s performance.
This philosophy was reflected in our compensation decisions for fiscal 2014 as follows:

•
No Merit-Based Changes to Base Salary - For 2014, after considering a number of factors, including the fact that we did not provide base salary increases to our executive officers in 2012 and 2013, we did provide a modest increase to the base salaries of our executive officers of between 2% - 2.5% in order to address the effects of inflation. We believe that providing for modest changes to the base salaries of our executive officers is appropriate in light of Emulex's performance in 2013 and is consistent with our desire to emphasize those elements of compensation that are directly related to our company’s performance and changes in stockholder value. In addition, the promotion of Mr. Benck to Chief Executive Officer at the beginning of fiscal 2014 resulted in a corresponding increase in his 2014 base salary as compared to 2013. Mr. Benck's 2014 base salary as Chief Executive Officer is $510,000, which is 14% lower than Mr. McCluney's 2013 base salary and below the 50th percentile relative to our peer group for 2014.

•
Cash Incentive Targets Set for First Two Quarters - In establishing the quarterly company performance targets for the cash incentive plan in fiscal 2014, the Committee considered a number of factors including setting challenging but achievable objectives to foster growth in the Company’s revenue and operating income performance, as well as the impact of possible events in the first half of the fiscal year which could impact performance in the second half of the year. After taking these factors into consideration, the Compensation Committee established performance targets only for the first two quarters of fiscal 2014 and will establish targets for the remainder of the year later in fiscal 2014.

•
Continued Emphasis on Equity Awards Tied Directly to Performance - For 2014, we continued our emphasis on having the compensation of our Chief Executive Officer tied directly to achievement of specific financial targets. A total of 40% of the equity-based awards granted to our Chief Executive Officer with respect to fiscal 2014 will be designated as “performance-based shares.” This represents a decrease from the previous Chief Executive Officer's percentage of performance-based equity awards of 50%, and an increase over Mr. Benck's percentage of performance-based equity awards of 30% in fiscal 2013. The Committee believes that 40% is appropriate in light of Mr. Benck’s compensation as Chief Executive Officer for 2014, including all equity awards, being below the 50th percentile relative to our peer group and his performance-based equity award percentage representing a significant increase from 2013. The Committee plans to revisit this performance-based equity award percentage for the Chief Executive Officer on an annual basis. Receipt of these performance-based shares by the executive is based on our performance as compared with certain designated peer companies over the period of fiscal 2014 through fiscal 2015 with respect to the following metrics:

◦	Revenue growth

◦	Adjusted operating income growth

◦	Total stockholder return

Awards are based on our relative ranking on these metrics against the performance of the peer companies over this two-year period. The metric we use in our award of performance-based shares is a different metric from the one used to calculate cash incentive payments, which is based on Emulex’s own projections of net revenue and net operating income, as set by the Board of Directors upon approval of the Annual Operating Plan (“AOP”). Adjusted operating income is computed as GAAP operating income, excluding the impact of stock-based compensation, amortization or impairment of intangibles, restructuring charges and litigation settlement or recovery of expenses disclosed in SEC filings. Consistent with our focus on longer-term performance objectives, the equity awards are contingent on Emulex's performance over the two-year period of fiscal 2014-fiscal 2015, with an opportunity for an award up to 30% of target in the first year if Emulex performs at or above the median of the comparator companies. Any grant awarded in the first year is subtracted from the final award in the second year.
As was the case for performance-based equity awards in 2013, in order to reflect our focus on a longer term incentive, if performance criteria are satisfied, the awarded shares are also subject to time-based vesting with 60% of the awarded shares vesting at the end of the two-year period and the remaining 40% vesting at the end of the third anniversary of the grant.
For the fiscal 2014 - fiscal 2015 award, the percentage of the targeted amount of performance-based shares to be granted will range from 150% of the targeted performance-based shares if our performance over the two year period places us at or above the 75th percentile relative to our peer companies down to 0% of the targeted amount if our performance places us below the 25th percentile relative to our peer companies.
For fiscal 2014, Mr. Benck’s equity award includes 40% performance-based awards, 40% time-based restricted stock units, and 20% stock options. Equity awards for the other executives included 80% time-based restricted stock units and 20% stock options. The Committee believes that the use of stock options helps strengthen the senior team’s strong alignment with stockholder interest since any value of the options is dependent on the performance of the stock above the grant strike price.
Compensation Philosophy and Framework
Compensation Priorities
Compensation is an important tool that we use to help recruit, retain and motivate our executive team who are entrusted to achieve our corporate success. The Compensation Committee and our management team emphasize performance-based compensation and seek to reward our executives for the achievement of short and long-term corporate goals which are intended to enhance stockholder value. In designing our compensation programs, our key priorities are to:

•	align company and stockholder interests;

•	pay for performance; and

•	recruit, retain and motivate exceptional talent.
For fiscal 2013, we targeted total compensation for Named Executive Officers, including salary and short- and long term- incentive targets, at the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group. Actual pay levels are determined based primarily on corporate performance. However, individual achievement factors such as leadership of assigned functional areas, exceptional business acumen, mastery of key leadership competencies and demonstration of our core values are also considerations in compensation decisions. Our Compensation Committee reviews both the performance and compensation of key employees throughout the year in order to ensure adherence to our compensation philosophy.

Consideration of Say-on-Pay Advisory Vote and Stockholder Outreach Efforts
As we have done over the past several years, during fiscal 2013, we initiated conversations with several of our stockholders, regarding, among other things, our compensation policies. As a result of these conversations and through the continuing refinement of our executive compensation, a substantial majority of our stockholders voted to approve our fiscal 2012 executive compensation program, with less than five percent of the votes cast not supporting the measure. Even with this high level of support, we have continued to make additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans and to continue to align compensation with the interests of our stockholders, some of which have been highlighted within this Compensation Discussion and Analysis.
Compensation Practices and Risk
The Compensation Committee, with assistance from our Compensation Consultant, carefully reviewed our executive compensation policies and practices and determined that they do not encourage our executives to, or reward our executives for, taking inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the

Company. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•
the award of performance-based shares to our Chief Executive Officer is tied directly to operational business results and total stockholder return for more than one year, rather than individual performance. There is no positive discretion allowed by management or the Board in calculating these awards;

•
the awards of performance-based shares to our President and Chief Operating Officer and Executive Vice President and Chief Financial Officer are tied directly to operational business results for more than one year rather than individual performance. There is no positive discretion allowed by management or the Board in calculating such awards;

•	the ultimate benefit provided by our long term incentive plan is based purely on the performance of our stock;

•	our executives are required to maintain an investment in our stock, which helps align their economic interests with those of our stockholders;

•	our cash incentive program is capped, which limits any disproportionate increases in payouts in order to minimize excessive risk taking by our executive officers;

•	our performance metrics are counter-balanced so that achieving one metric at the cost of another does not result in a higher payout;

•
 recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources employees and advisors, as well as input from our compensation consultant, in order to ensure diversity of thought and overall consensus;

•
we maintain the competitiveness of our compensation by comparing our compensation plans with those of comparable peer companies and annually monitoring and evaluating our plans against executive compensation trends and survey data;

•	we have embraced an egalitarian philosophy related to perquisites and have worked over the past several years to eliminate benefits based on rank; and

•	we believe that our core values provide the foundation for our continued success and serve as a basis for selection, development and rewards for our executive officers.
Compensation Terms
Our comprehensive executive compensation program includes the following elements of compensation:
Base salary - refers to the annual fixed (non-variable) pay rate;
Cash incentive - refers to our Executive Incentive Compensation Plan (“EICP”), which is our annual short-term cash incentive plan and includes quarterly cash incentive payments;
Total cash compensation - refers to base salary plus cash incentive payments;
Equity-Based awards - include restricted stock units (“RSUs”), cash-settled units ("CSUs") and stock options, all of which use time-based vesting, and performance-based shares which are awarded contingent on meeting the specified performance objectives and, if achieved, include time-based vesting with respect to the share award; and
Total direct compensation - refers to total cash compensation and equity awards.

Elements of Compensation

Compensation Element	Objective	Key Features

Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Generally, base pay has been aligned with our target market position. Adjustments are considered annually based on individual performance, level of pay relative to the market and internal pay equity.

Cash Incentive Payments	To encourage and reward executive officers’ contributions toward individual goals and corporate-level financial and operational results
Quarterly incentive cash payments under the EICP are based on a formula that includes revenue and operating income performance relative to operational goals, as well as an individual performance adjustment.

Total cash compensation	To reflect fixed and short-term variable pay targeted to encourage performance and reflect market-based pay
Total cash compensation (base salary plus cash incentive) is evaluated against the 50th percentile of our compensation peer group’s total cash compensation for the executive team overall; the actual percentile will vary by individual and will be based on reviews of the individuals’ quarterly performance against specific objectives.

Equity-Based Awards	To retain executive officers and align their interests with those of our stockholders
Targeted at a level that will provide total direct compensation (base salary, cash incentive payments and equity awards) approximating the 50th percentile of our compensation peer group’s total direct compensation. Includes different equity types, including stock options, restricted stock units, cash settled units, and performance-based shares to balance multiple objectives.

Determining Competitive Compensation Practices
The Compensation Committee considers a variety of information when making compensation decisions, including:

•	our performance;

•	aligning actual compensation with our compensation philosophy;

•	budget constraints;

•	retention;

•	internal pay equity;

•	individual performance and contribution to the overall corporate performance;

•	our Chief Executive Officer’s recommendations; and

•	Named Executive Officers compensation data for similarly-situated executives in our peer companies for whom we compete for executive talent.
In overseeing our executive officer compensation programs, the Compensation Committee reviews and analyzes the compensation practices of comparable companies as well as industry best practices. Compensation data is gathered with respect to base salary, incentive cash payment targets and awards and all equity awards but does not include generally available benefits, such as 401(k) plans or health care coverage.
Peer Companies
To benchmark total cash and total direct compensation levels, we use a core peer group of companies that we consider to be our primary competitors in the marketplace as well as for executive talent. For fiscal 2013, our peer group included the 23 technology companies listed below, comprised of semiconductor, storage systems, and storage components and networking companies that are in a comparable revenue range. The Compensation Committee also examines other peer companies to stay cognizant of industry trends and practices. These companies are selected by the Compensation Committee with input from Emulex’s management and with the assistance of the Compensation Consultant to represent peer companies:

•	in the technology hardware and equipment sector, the semiconductor equipment sector or computer storage and peripherals sector; and

•	having revenues and market capitalization generally between one-third to four times that of Emulex, set at the median range of the peers at the time the peer group is selected.

Acme Packet, Inc.	Infinera Corporation
Adtran, Inc.	Integrated Device Technology, Inc.
Applied Micro Circuits Corporation	Mellanox Technologies, Ltd.
Aruba Networks, Inc.	Micrel Incorporated
Aviat Networks, Inc.	Microsemi Corporation
Brocade Communications Systems, Inc.	Newport Corporation
Digi International Inc.	PMC-Sierra, Inc.
Dot Hill Systems Corp.	QLogic Corporation
Echelon Corporation	Quantum Corporation
Extreme Networks Inc.	Semtech Corporation
Finisar Corporation	Silicon Image, Inc.
Harmonic Inc.
The Compensation Committee believes that the above peer group represents the optimal cross-section of companies with which we compete for talent or which are similar to us in size, business focus and proximity to Emulex’s principal corporate office. The size of the peer group was expanded for fiscal 2013 from 14 companies to the 23 companies listed above. This increase was made after consultation with the Compensation Consultant in order to facilitate a more sizable and stable pool of comparative data. Brocade Communications Systems, Inc. (“Brocade”) is notably larger than us; however, they are direct competitors with respect to executive talent. QLogic Corporation is likely our closest competitor for executive talent because of its similar product portfolios and its close proximity to our corporate headquarters in Southern California.
For fiscal 2013, in order to obtain more precise and accurate comparative information, the Compensation Committee, with input from Emulex’s management and with the assistance of the Compensation Consultant, utilized a designated subset of the above-referenced peer group for purposes of establishing performance-based equity awards for Mr. McCluney, Mr. Benck and Mr. Rockenbach. Such designated subset consisted of the following companies:

Applied Micro Circuits Corporation	Mellanox Technologies, Ltd.
Brocade Communications Systems, Inc.	Newport Corporation
Dot Hill Systems Corp.	PMC-Sierra, Inc.
Extreme Networks Inc.	QLogic Corporation
Integrated Device Technology, Inc.	Quantum Corporation
We gather data on the compensation practices and policies of the companies listed above through searches of publicly available information, including publicly available databases where available. In addition, we rely upon compensation and benefits surveys, including the Radford Technology Survey (specifically the hardware sub-industry or the peer group). The Compensation Committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation levels as certain aspects of our business and objectives are unique to us. However, the Compensation Committee does consider this information an important part of its decision making process in maintaining a market-competitive compensation program.
Individual Performance Reviews
Each quarter, the Compensation Committee reviews the details of how each executive officer including, our Chief Executive Officer, performs against identified corporate and functional objectives. These evaluations are considered and used as input as our Chief Executive Officer makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets and equity awards for each executive officer. The Chief Executive Officer also considers compensation data gathered from compensation surveys. The Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance during the year, considering accomplishments, areas of strength and areas for development. Our Senior Vice President, Human Resources assists the Chief Executive Officer in developing performance feedback and in reviewing the market compensation data to determine the compensation recommendations. Our executive officers do not propose or recommend changes to their own compensation.
The Chief Executive Officer’s annual performance review is conducted by the Compensation Committee acting on behalf of the whole Board of Directors. The evaluation is considered by the committee in determining the Chief Executive Officer’s recommended base salary, annual incentive cash target and equity awards.

Compensation Committee
The Compensation Committee reviews the performance of our executive officers, makes recommendations to the Board of Directors as to the compensation of our executive officers, reviews the compensation programs for other key employees, including salary and cash incentive payment levels, reviews and approves certain employee benefit policies and programs, and reviews and makes recommendations to management with respect to executive recruitment. In addition, the Compensation Committee administers the Emulex Corporation 2005 Equity Incentive Plan, the Director Plan, certain of our legacy equity incentive plans as well as other equity incentive plans under which we may have outstanding awards as a result of prior acquisitions, including review and approval of grants of awards under these plans. The Compensation Committee also administers the Employee Stock Purchase Plan.
The Compensation Committee’s recommendations regarding executive officer compensation are primarily based upon an assessment of the executive officer’s performance and potential to enhance long-term stockholder value. Except for certain elements of compensation that are specifically tied to certain performance metrics, the Committee does not rely on rigid quantitative guidelines or formulas in determining the recommended amount or mix of compensation elements for each executive officer. The Committee also considers the recommendations of the Chief Executive Officer and the other directors as to the compensation of the other executive officers. Key factors in evaluating executive compensation include:

•	the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year;

•	the nature, scope and level of the executive’s responsibilities;

•	the executive’s contribution to our financial results; and

•	the executive’s demonstration of job knowledge and skills.
In addition, the Compensation Committee considers corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and our success in meeting our financial objectives. The Compensation Committee also considers the level and types of compensation paid to executive officers in similar positions at peer companies as previously identified, as these companies are most likely to compete with us for the services of its executives.
The compensation programs and opportunities for our executive officers will continue in their present form until such time as the Compensation Committee determines in its discretion that revisions to our current plans or replacement plans are advisable. Such revisions may include changes in our compensation arrangements in the future, including the peers against which our committee measures executive compensation, changes in equity or other long-term incentives, and other changes as the committee may determine.
The members of the Compensation Committee are selected by our Board of Directors with consideration of their expertise in executive compensation and knowledge of technology industry compensation practices. As of the mailing date of this Proxy Statement, the Compensation Committee consists of three non-employee, independent members of the Board of Directors: Bruce C. Edwards (Chairman), Beatriz V. Infante and Don M. Lyle. No person who served as a member of the Compensation Committee during fiscal 2013, nor any current member, has any interlocking relationships as defined by the Securities and Exchange Commission. Each Compensation Committee member qualifies as an “outside” director under Section 162(m) of the Internal Revenue Code and as a “non-employee” director under Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate (and as described below under “Compensation Consultant”).
During fiscal 2013, the Compensation Committee held four formal sessions to review our compensation programs and policies.
Compensation Consultant
The Compensation Committee engaged Towers Watson & Company (“Towers Watson” or the "Compensation Consultant"), an independent professional services company, to assist the Compensation Committee from time to time on matters relating to executive compensation. Towers Watson began providing compensation-consulting services to the Compensation Committee in fiscal 2010. In the most recent fiscal year, Towers Watson assisted us in determining groups of peer or comparable companies and assisted the Compensation Committee with executive officer and non-employee director compensation levels, mix of compensation components and competitive stock granting practices. The Compensation Consultant, however, did not make specific compensation recommendations with respect to executive officers or directors. The Compensation Committee has the right to retain and terminate compensation consultant(s), to assign consulting engagements, and to review study findings independent of management. Towers Watson currently does not provide any other services to us.
All of the fees paid to Towers Watson during fiscal 2013 were in connection with the firm’s work on executive compensation or non-employee director compensation matters on behalf of the Compensation Committee. Towers Watson was retained pursuant to an engagement letter, and the Compensation Committee has determined that Towers Watson’s services in this regard do not give rise to any conflict of interest, and considers the firm to have sufficient independence from Emulex and our executive officers to allow it to offer objective advice.
Fiscal 2013 Compensation
In the first quarter of 2013, the Board of Directors approved, upon the recommendation of the Compensation Committee, the compensation parameters of our Named Executive Officers for fiscal 2013, including their base salaries, cash incentive targets and operational goals and annual equity awards. In addition, at the beginning of each subsequent fiscal quarter during fiscal 2013, the Compensation Committee reviewed and approved the short-term incentive plan calculation for awards and evaluated individual performance adjustments under the EICP.
Base Salary
The Compensation Committee considered the following factors in its recommendations to the Board of the appropriate base salaries for our Named Executive Officers:

•	the role of the executive officer with Emulex;

•	his or her level of responsibility;

•	individual performance for the prior year;

•	internal equity; and

•	base salaries paid to persons in similar positions at the peer companies where we compete for talent.
In fiscal 2013, base salary comprised approximately 29%, on average, of total direct compensation for our Named Executive Officers. For fiscal 2013, the Compensation Committee elected not to provide our Named Executive Officers with any material increases in their base salaries over fiscal 2012. In making its decision to generally maintain base salary levels, the Compensation Committee determined that maintaining base salaries at current levels was consistent with its analysis of current market trends and would assist us in aligning total cash compensation at approximately the 50th percentile relative to our peer companies. The following table shows the changes in base salaries paid to our Named Executive Officers in fiscal 2013 relative to fiscal 2012:

Executive	Base Salary of FY’13	Base Salary of FY’12	Percentage Increase
James M. McCluney	$587,724	$587,155	—
Jeffrey W. Benck	$439,651	$439,551	—
Michael J. Rockenbach	$384,358	$383,962	—
Jeffery L. Hoogenboom	$334,037	$333,936	—
Margaret A. Evashenk	$342,334	$342,293	—
Average increase for Named Executive Officers:			—
Cash Incentive Payments
We pay our Named Executive Officers cash incentive awards on a quarterly basis pursuant to our EICP. The plan provides an opportunity for our executive officers to receive cash compensation upon the achievement of specific quantified financial objectives. The plan also has a performance contribution factor that allows for a modification to the calculated award based on individual performance. For fiscal 2013, we used net revenue and public non-GAAP operating income as the objective performance measures for purposes of determining cash incentive payments under the EICP. Non-GAAP financial measures exclude certain expenses and reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our results of operations and the factors and trends affecting our business. A reconciliation between GAAP and public non-GAAP operating income for fiscal 2013 is contained on page 38 below. The Compensation Committee used net revenue as an objective performance measure because it believes that this performance measure gives executives a definitive target that is within their ability to control. The Compensation Committee also used public non-GAAP operating income rather than GAAP operating income because it does not want to provide officers with a disincentive to make certain desirable strategic decisions that may adversely affect Emulex’s net income under GAAP in the short-term. Award formulas under the EICP are established at the beginning of each fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee. The Compensation Committee generally seeks to establish corporate performance goals that are achievable, but that are set at a level such that the achievement of the goals will take significant effort by the executive officers and is not assured.

We pay cash incentives under the EICP on a quarterly rather than an annual basis. We believe that a quarterly review of each Named Executive Officer’s performance against his or her specific objectives, combined with quarterly incentive payments based upon the successful achievement of the quarterly financial objectives, provides a timely and efficient tool to manage the overall effectiveness and achievement of our tactical and strategic objectives. For participants in the EICP, including the Named Executive Officers, the Compensation Committee establishes the performance targets and incentive payment percentages based on our operating plan which is approved by the entire Board of Directors at the beginning of our fiscal year.
Each of our executive officers has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of such quarter. For fiscal 2013, the quarterly/annual target award opportunity for our executives ranged from 55% to 100% of quarterly base salary. These percentages are determined by the Compensation Committee and are calculated in order to achieve our stated goal of targeting total cash compensation (i.e., base salary and performance based cash compensation) at approximately the 50th percentile of our peer companies based on an above-average level of performance. The Compensation Committee determines the specific percentage of base salary for each executive officer within this range based on the position each executive officer holds with Emulex and his or her level of responsibility.
On a quarterly basis, the Compensation Committee reviews our results versus our principal corporate objectives to determine whether the objectives have been met. For each participant in the EICP, the Compensation Committee approves the payment of cash incentive payments based on our actual level of achievement in comparison to our operating plan. For fiscal 2013, 45% of the Named Executive Officers’ EICP incentive payments were based on achieving our targeted net revenue and 55% were based on achieving our targeted public non-GAAP operating income.
The quarterly incentive payments are adjusted by application of a formula in which incentive payments are increased to reward for over-achievement of targets (up to a maximum of 150% of target) and decreased to minimize or eliminate incentive payments for performance below targeted levels. Net revenue and public non-GAAP operating income incentive payments are calculated separately. No net revenue incentive payment or public non-GAAP operating income incentive payment was paid for a given quarter unless at least 80% of the corresponding net revenue or public non-GAAP operating income goal, as the case may be, is achieved. In addition, no incentive payment of any kind was made if public non-GAAP operating income was less than 50% of the applicable public non-GAAP operating income goal. Finally, prorated payments are made for employment for less than an entire quarter so long as the participant has been employed for a minimum of 30 calendar days during the quarter.
Overall performance targets for 2013 were approximately $510 million (Revenue) and approximately $76 million (Public Non-GAAP Operating Income). As mentioned above, since the fiscal 2013 performance targets included an increase in revenue over fiscal 2012, but a decrease in Non-GAAP Operating Income, the Compensation Committee reduced any awards earned by 10% for the Chief Executive Officer and 5% for other Named Executive Officers.
The following table contains the targeted and actual levels of net revenue and public non-GAAP operating income for each quarter used for purposes of determining the incentive payments paid to our executive officers during such periods, as well as the percentage of targeted net revenue and public non-GAAP operating income actually achieved each quarter (in thousands, except for percent):

Fiscal Quarter	Targeted Net Revenue	Actual Net Revenue	% of Target Achieved	Targeted Public Non-GAAP Operating Income	Actual Public Non-GAAP Operating Income	% of Target Achieved
Q1 FY'13	$120,710	$119,267	99%	$15,994	$20,386	127%
Q2 FY'13	$129,881	$122,145	94%	$22,053	$20,280	92%
Q3 FY'13	$125,961	$116,786	93%	$16,286	$14,901	91%
Q4 FY'13	$133,430	$120,369	90%	$21,995	$13,935	63%
As is reflected in the table below, the actual quarterly incentive payments paid to each Named Executive Officer were less than their respective aggregate quarterly target cash incentive payment opportunities.

Executive	2013 Target Incentive	2013 Actual Incentive Paid
James M. McCluney	$587,724	$446,509
Jeffrey W. Benck	$351,720	$282,057
Michael J. Rockenbach	$233,021	$184,935
Jeffery L. Hoogenboom	$231,415	$187,512
Margaret A. Evashenk	$188,288	$150,993

Equity Awards
We believe that equity ownership by executive officers provides incentives to build stockholder value by aligning the interests of executive officers with the stockholders and by providing an opportunity for increased compensation if the officers deliver results over time that increase the value of our stock. As such, these awards comprise a major element of our pay-for-performance compensation program and the majority of an executive officers’ total direct compensation. Our long-term incentive awards are designed to focus our leadership on taking actions that lead to sustainable growth and to align their long term interests with those of our stockholders.
Our equity awards are granted in connection with the annual performance review and compensation adjustment cycle. The Compensation Committee considers a number of qualitative and quantitative factors in determining the size of the periodic grants of equity awards. The qualitative factors considered by the Compensation Committee in awarding equity grants to our executive officers include the executive’s performance during the current fiscal year, his or her expected contributions during the succeeding fiscal year and our desire to encourage retention. The quantitative factors include our performance against established objectives in the previous year (fiscal 2012) and our philosophy to utilize a total compensation package that will place its executive officers at approximately the 50th percentile compared to its peer companies.
The Compensation Committee also considers the equity compensation offered by our peer group companies, although the Compensation Committee does not tie equity grants specifically to our designated peer companies. Instead, the information from the peer group companies and other companies in the technology industry is used to provide a general guideline on equity grants and to provide the Compensation Committee with guidance on the appropriate mix of cash and non-cash compensation.
Restricted Stock Awards
Restricted stock awards are awards that are paid in shares of common stock upon vesting and have immediate value to the recipients because they generally are paid in shares as soon as the award vests, with little out-of pocket cost to the recipient. Restricted stock awards differ from stock options in that the holder of a restricted stock award realizes value immediately upon the vesting of the award, even if the price of the underlying common stock has decreased since the date of grant. As a result, restricted stock awards encourage their recipients to remain with Emulex until their awards vest and to work towards creating stockholder value, thereby increasing the value of the award.
The vesting schedule of the restricted stock awards is determined by the Compensation Committee, but restricted stock typically has vested on a cumulative basis as follows:

•	30% of the total number of shares vest on the first anniversary of the date of grant;

•	30% of the total number of shares vest on the second anniversary of the date of grant; and

•	40% of the total number of shares vest on the third anniversary of the date of grant
The restricted stock awards provided to the Named Executive Officers at the beginning of fiscal 2013 will vest based on the fulfillment of the above service-based requirement. The Compensation Committee and the entire Board review the vesting terms associated with the restricted stock awards to the executive officers on an ongoing basis.
Performance-Based Shares
The Compensation Committee has elected to tie a portion of the equity awards granted to certain of our executive officers directly to achievement of specific financial targets. Specifically, a total of 50% of the eligible equity-based awards granted to our Chief Executive Officer, and 30% of the eligible equity-based awards granted to our President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer were designated as “performance-based shares” in fiscal 2013.
Distribution of these performance-based shares to recipients is based on our performance as compared with certain designated peer companies for fiscal 2013 and fiscal 2014 on the following metrics:

•	Revenue growth;

•	Adjusted operating income growth; and

•	Total stockholder return.

Distribution of awarded shares is based on our relative ranking on these metrics against the performance of the peer companies over this two year period. Adjustment to the number of shares awarded is made for over- and under-performance based on the following matrix:

Performance vs. Performance of Peer Companies	% of Target RSUs Earned Year 1	% of Target RSUs Earned Year 2 & Year 3
75th Percentile and Above	150%	150%
50th to 74th Percentile	100% - 149%	100% - 149%
25th to 49th Percentile	—%	50% - 99%
<25th Percentile	—%	—%
The performance-based share awards were granted on September 15, 2012 in the form of restricted stock units and cash settled units under our Equity Incentive Plan. The number of shares actually distributed pursuant to these performance-based share awards will be based on our actual performance against the specified financial metrics relative to our designated subset peer companies pursuant to the matrix above. The fiscal 2013 awards for the performance-based equity grants are based on performance over the fiscal 2013-fiscal 2014 period. There is an opportunity to receive up to 30% of the target grant in the first year if the company achieves at least median performance against the performance peer companies. Similar to restricted stock units, performance-based share awards reflect our focus on a longer term performance, with distributed shares subject to time-based vesting as follows: 30% on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant.
The fiscal 2013 performance results for each financial metric and the resulting performance-based share awards for the Chief Executive Officer were as follows:

Performance Metric	Performance Metric Weighting	Emulex Performance Percentile	% of Target Awards Earned
Revenue Growth	40%	70%	140%	(1)
Adjusted Operating Income Growth	40%	40%	—%
Cumulative Total Stockholder Return	20%	30%	—%
Total % Awarded Based Upon Performance			59%	(2)
(1) Represents the percentage of the targeted award earned for the particular metric in question.
(2) Represents the percentage of the total targeted award earned for all metrics taken as a whole.

Reconciliation of GAAP Operating Income (Loss) to Public Non-GAAP Operating Income
The following is the reconciliation of GAAP operating income (loss) to Public Non-GAAP operating (in thousands) used for calculating cash incentive payments and performance-based equity awards for fiscal 2013:

	Q1 FY'13	Q2 FY'13	Q3 FY'13	Q4 FY'13	Total FY'13
GAAP operating income (loss) in fiscal 2013 based on quarterly and annual results included in Forms 10-Q and 10-K	$6,738	$4,332	$(3,436)	$(8,343)	$(709)
Items excluded from GAAP operating income (loss) to calculate non-GAAP operating income used for performance-based equity awards:
Stock-based compensation	5,554	5,375	5,338	5,534	21,801
Amortization of intangibles	6,671	6,514	6,966	7,584	27,735
Severance/Restructuring Charges	—	—	—	2,704	2,704
Net charges associated with patent damages, sunset period royalties and/or partial settlement related to the Broadcom patent litigation	1,474	1,940	4,452	5,703	13,569
Non-GAAP operating income used for performance-based equity awards	$20,437	$18,161	$13,320	$13,182	$65,100
Item excluded from GAAP operating income (loss) to calculate public non-GAAP operating income included in press released filed with Form 8-K:
Expenses related to the acquisition of Endace	—	2,060	1,472	862	4,394
Public non-GAAP operating income (loss) in press release filed with Form 8-K	$20,437	$20,221	$14,792	$14,044	$69,494
Additional adjustment to Public non-GAAP operating income (loss) in press release to calculate fiscal 2013 cash incentive payments:
Difference between accrued bonus and actual bonus payout	51	(59)	(109)	109	(8)
Public non-GAAP operating income (loss) used for fiscal 2013 cash incentive payments:	$20,386	$20,280	$14,901	$13,935	$69,502
Compensation of the Chief Executive Officer
Our Chief Executive Officer’s compensation includes three elements: (i) base salary, (ii) short-term cash incentive, and (iii) long-term equity incentive. The Compensation Committee believes that the elements of Mr. McCluney’s overall compensation in 2013 reflect an appropriate balance of strategic and operational objectives and financial objectives. The short-term cash incentive provides for compensation that is based on our performance against our own annual financial objectives. Mr. McCluney’s long-term equity-based compensation is highly weighted to our performance versus our peer group companies which, the Compensation Committee believes, strongly aligns with our corporate objectives and stockholder value.
As discussed above, Mr. McCluney’s base salary and short-term incentive target remained substantially unchanged from fiscal 2012. However, as a result of our fiscal 2013 financial performance, Mr. McCluney’s total cash compensation decreased by $88,451 in fiscal 2013 compared to fiscal 2012 primarily due to a decrease in his performance-based short-term incentive compensation.
Although the Summary Compensation Table reflects an increase in the value of equity-based compensation received by Mr. McCluney in 2013, the amounts reflected in the table do not reflect the amounts actually paid to or realized by Mr. McCluney in fiscal 2013 and fiscal 2012 but instead, as discussed in the footnotes to that table, reflect the grant date fair value of those awards. The size of the equity-based compensation awards made to Mr. McCluney in 2013, reflect the more favorable performance of the Company in fiscal 2012. However, since the Company posted weaker performance relative to its peers in 2013, the portion of the previously granted performance-based equity awards earned by Mr. McCluney with respect to 2013 was lower than indicated in the Summary Compensation Table. Ultimately, the actual amount realized by Mr. McCluney in connection with these awards may be higher or lower than their grant date fair value based on the performance of our stock.
As discussed elsewhere in this Proxy Statement, we continue to believe that compensation that is tied directly to our performance is critical to our objective of aligning company and stockholder interests and motivating superior performance.

Accordingly, the portion of Mr. McCluney’s equity awards that are tied directly to our performance remained at 50% in fiscal 2013.
In summary, the Compensation Committee believes that the elements of the Chief Executive Officer’s compensation individually and in total represent a strong pay-for-performance program that closely aligns the Chief Executive Officer’s compensation with Emulex’s objectives and the creation of long-term stockholder return. In this regard, the Compensation Committee has approved a compensation package for our new Chief Executive Officer, Mr. Benck, that has a base salary of $510,000, which is nearly 14% lower than what Mr. McCluney received in 2013, and continued emphasis on performance-based compensation, in order to further align our Chief Executive Officer’s interests with that of Emulex.
Other Compensation
In addition to benefits generally available to all employees, we provide other compensation, including perquisites as described below, to our Named Executive Officers. We have worked over the past several years to eliminate benefits based on rank. We do not provide our executive officers with any significant perquisites beyond what is available to all of our employees.
Club Memberships:    We reimburse some of our Named Executive Officers for the cost of certain club membership fees.
Life Insurance Premiums:    We reimburse our Named Executive Officers for the cost of certain group term life insurance premiums, up to a maximum coverage amount of four times the officer’s base salary, which is the same benefit we offer all employees with a title of Senior Director and higher.
Entertainment and Sporting Event Tickets:    We subscribe for season tickets and lease suites at certain venues for business-related entertainment. Tickets for individual events that remain unused by us for business-related entertainment are periodically made available to the Named Executive Officers and other employees for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to us associated with periodically providing such tickets for personal use.
Other Benefits
The Named Executive Officers also participate in the same medical, dental, life insurance, disability coverage and other benefits that are provided to all of our employees, as described below. In addition, Named Executive Officers (along with all other employees) are eligible to participate in our Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows our employees to purchase shares of our common stock through payroll deductions at 85% of the lower of the fair market value of the stock at the beginning or the end of each six-month offering period.
The Named Executive Officers are also entitled to participate in our 401(k) plan, which we maintain for the benefit of all of our employees in order to allow our employees to accumulate savings for retirement. We match 50% of the first 4% of an employee’s eligible compensation. In addition, we may elect to make an additional discretionary profit-sharing contribution to our 401(k) plan each year based on our profitability during the year, subject to the maximum contributions and other rules prescribed by Federal law governing such plans. Our Named Executive Officers are eligible to participate in our 401(k) plan and receive employer matching contributions on the same basis as any other salaried employee but do not participate in any discretionary employer profit-sharing contributions.
We do not maintain any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of our other employees.
Stock Ownership Guidelines
In September 2007, Emulex implemented stock ownership guidelines for the members of its Board of Directors. Those guidelines provide that directors should own, or acquire within three years after the later of first becoming a director or the initial adoption of the guidelines, shares of Emulex common stock, including shares of restricted stock, with a value of three times his or her annualized retainer (the quarterly retainer multiplied by four), excluding any out of pocket expenses reimbursed and any additional retainers paid to committee chairs. Beginning in fiscal 2011, the Board of Directors extended these stock ownership guidelines to our executive officers in order to further align their interests with the interests of our stockholders. For our executive officers, effective December 24, 2010, each executive officer should own, or acquire within five years after the later of first becoming an executive officer or the initial adoption of this guideline, shares of Emulex common stock, including shares of restricted stock, and shares represented by restricted stock units, with a value equal to his or her annualized base salary.
While our guidelines call for ownership of equity equal to the officers’ annualized base salary, as a group, our Chief Executive Officer and other Named Executive Officers have average holdings in excess of three years base salary in Emulex stock. While not restricted from selling these additional holdings under our existing guidelines, we believe this level of typical holding by our named executive officers is strongly aligned with our stockholders. The Compensation Committee plans to continue to review the ownership guidelines for our Named Executive Officers on an annual basis to determine if any changes are warranted based on the actual stock holdings of our Named Executive Officers.
Accounting and Tax Considerations
In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on us and our executive officers.
Deductibility of Executive Compensation
For incentive-based compensation, the Compensation Committee considers the desirability to qualify for deductibility under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by Emulex for tax purposes. The Compensation Committee balances the desirability to qualify for such deductibility with Emulex’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals as described above. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. The aggregate amount of compensation in fiscal 2013 of the Named Executive Officers that will not qualify for Section 162(m) deductibility is expected to be approximately $1.3 million. The Compensation Committee also seeks to minimize the tax consequences that might arise under a potential change in control of Emulex by limiting the amount of compensation as may be paid to an executive in such a circumstance.
The existing Key Employee Retention Agreements (“KERAs”) do not provide for any gross-up payment related to potential 280G excise taxes.
Nonqualified Deferred Compensation
Emulex does not provide its executive officers with elective deferred compensation or nonqualified deferred compensation such as a Supplemental Executive Retirement Plan (“SERP”). However, Emulex does have certain benefits, such as severance and Change-in-Control payments that are subject to Section 409A. Emulex believes it is operating in good faith compliance with applicable statutory provisions.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

BRUCE C. EDWARDS, Chairman
BEATRIZ V. INFANTE
DON M. LYLE

Summary Compensation
The following table sets forth information concerning compensation for the fiscal years ended July 3, 2011, July 1, 2012 and June 30, 2013 of the Chief Executive Officer as of June 30, 2013, the current Chief Financial Officer and each of the three most highly compensated executive officers of Emulex as of June 30, 2013, whose salary and cash incentive compensation for the fiscal year ended June 30, 2013 was at least $100,000.

Name and Participant Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(10)	Total ($)
James M. McCluney	2013	587,724	—	1,495,368	122,320	446,509	N/A	12,386(7)	2,664,307
Chief Executive Officer(1)	2012	587,155	—	1,162,800	—	534,960	N/A	6,889(7)	2,291,804
	2011	585,750	—	905,450	608,344	572,779	N/A	14,471(7)	2,686,794

Jeffrey W. Benck	2013	439,651	—	891,648	128,436	282,057	N/A	8,900(8)	1,750,692
President and	2012	439,551	—	646,000	—	338,190	N/A	5,353(8)	1,429,094
Chief Operating Officer(2)	2011	433,376	—	626,850	348,570	300,701	N/A	11,567(8)	1,721,064

Michael J. Rockenbach (3)	2013	384,358	—	538,704	79,508	184,935	N/A	6,380	1,193,885
Executive V. P. and	2012	383,962	—	510,340	—	221,560	N/A	6,267	1,122,129
Chief Financial Officer	2011	379,293	—	531,650	377,781	224,702	N/A	7,757	1,521,183

Jeffery L. Hoogenboom	2013	334,037	—	479,880	110,087	187,512	N/A	5,900	1,117,416
Senior Vice President,	2012	333,936	—	374,680	—	225,203	N/A	5,353	939,172
Worldwide Sales	2011	326,262	—	288,550	193,701	228,054	N/A	9,594	1,046,161

Margaret A. Evashenk	2013	342,334	—	418,734	91,740	150,993	N/A	6,350(9)	1,010,151
Senior Vice President,	2012	342,293	—	303,620	—	181,113	N/A	7,422(9)	834,448
Chief Development	2011	319,619	—	240,250	94,802	139,747	N/A	20,202(9)	814,620
Executive

(1)
Effective July 12, 2013, Mr. McCluney resigned as Chief Executive Officer of Emulex and was appointed Executive Chairman of Emulex. Mr. McCluney's service as Executive Chairman will terminate effective February 6, 2014.

(2)	Effective July 12, 2013, Mr. Benck was appointed Chief Executive Officer of Emulex, and retained his position as President.

(3)	Mr. Rockenbach's service as an officer and employee of the Company will terminate effective December 31, 2013.

(4)
The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2013, 2012 and 2011. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. There is no guarantee that, if and when these stock awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 10 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the applicable officer.

(5)
The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2013, 2012 and 2011. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 10 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the applicable officer.

(6)
This column reflects performance-based cash incentive payments paid pursuant to Emulex’s Executive Incentive Plan and may include amounts earned in a given fiscal year but not paid until the subsequent year.

(7)
The amount shown is the estimated value of perquisites and other personal benefits received in the 2013, 2012 and 2011 fiscal years, respectively, including life insurance premiums ($-, $- and $1,582), out of pocket health care expenses ($-, $- and $4,075), physical exam expense ($-,$-, and $2,995), special occasion gifts ($-, $- and $187), and 401(k) matching contributions ($-,$- and $5,632).

(8)
The amount shown is the estimated value of perquisites and other personal benefits received in the 2012, 2011 and 2010 fiscal years, respectively, including club membership ($-, $- and $2,481), life insurance premiums ($-, $-, $450), out of pocket health care expenses ($-, $- and $1,668), physical exam expense ($-, $- and $0), special occasion gifts ($-, $- and $857), and 401(k) matching contributions ($-, $- and $6,111).

(9)
The amount shown is the estimated value of perquisites and other personal benefits received in the 2013, 2012 and 2011 fiscal years, respectively, including automobile allowance ($-, $- and $9,600), tax and financial consulting ($-, $- and $-), life insurance premiums ($-, $- and $450), out of pocket health care expenses ($-, $- and $4,516), and 401(k) matching contributions ($-, $- and $5,636).

(10)
Beginning September 1, 2008, which was Emulex’s fiscal 2009, automobile allowance and tax and financial consulting reimbursements were eliminated for Named Executive Officers. Because Ms. Evashenk was not considered a Named Executive Officer until after the completion of fiscal 2012, she did receive auto allowance in fiscal 2011 and tax and financial consulting reimbursements in fiscal 2012. Beginning July 1, 2010, which was Emulex’s fiscal 2011, out of pocket health care expense reimbursement was eliminated for Named Executive Officers. Mr. McCluney, Mr. Rockenbach, and Mr. Benck did receive out of pocket healthcare expense reimbursements in fiscal 2011 for expenses incurred prior to July 1, 2010. Further, as Ms. Evashenk was not considered a Named Executive Officer until after the completion of fiscal 2012, she did receive out of pocket healthcare reimbursements in fiscal 2011.

Grants of Plan-Based Awards
The following table provides certain information concerning grants of cash incentive awards, equity awards and options to purchase Emulex’s common stock and other plan-based awards made during the fiscal year ended June 30, 2013, to the persons named in the Summary Compensation Table.
Grants of Plan-Based Awards
In Fiscal 2013

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)(1)
James M. McCluney	N/A	166,620	587,724	881,586	—	—	—	—	—	—	—
	9/15/2012	—	—	—	—	104,600	156,900	88,600	40,000	7.74	1,617,688

Jeffrey W. Benck	N/A	105,252	351,720	527,580	—	—	—	—	—	—	—
	9/15/2012	—	—	—	—	39,800	59,700	75,400	42,000	7.74	1,020,084

Michael J. Rockenbach	N/A	69,732	233,021	349,532	—	—	—	—	—	—	—
	9/15/2012	—	—	—	—	24,400	36,600	45,200	26,000	7.74	618,212

Jeffery L. Hoogenboom	N/A	69,252	231,415	347,123	—	—	—	—	—	—	—
	9/15/2012	—	—	—	—	—	—	62,000	36,000	7.74	589,967

Margaret A. Evashenk	N/A	56,344	188,288	282,432	—	—	—	—	—	—	—
	9/15/2012	—	—	—	—	—	—	54,100	30,000	7.74	510,474

(1)	The established maximum payment set by Emulex is 150% of target.

(2)
This column shows the number of shares of restricted stock awards granted in fiscal 2013 to the Named Executive Officers. Such restricted stock awards vest in installments over a three-year period. Unvested shares are subject to a right of repurchase at the original purchase price on behalf of Emulex in the event of the Named Executive Officer’s termination of service with Emulex.

(3)
Performance based stock awards and unvested restricted stock awards are granted to the Named Executive Officers without an exercise price. The grant date fair value equals the closing price of Emulex’s common stock on the grant date. Stock options are granted with an exercise price per share equal to the closing price of Emulex’s common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning awards of stock options and restricted stock for each Named Executive Officer that remained outstanding as of June 30, 2013.
Outstanding Equity Awards at June 30, 2013

Name	Option Grant Date	# of Securities of Unexercised Options Exercisable	# of Securities of Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	# of Shares of Restricted Stock Not Vested(1)	Market Value of Shares of Restricted Stock Not Vested(2)
James M. McCluney	11/17/2003	29,060	—	$19.41	7/28/2013	—	—
	11/18/2003	150,000	—	$26.65	11/17/2013	—	—
	8/19/2004	100,000	—	$10.01	8/18/2014	—	—
	9/2/2008	50,000	—	$13.34	9/1/2014	—	—
	9/2/2009	110,000	—	$9.82	9/1/2015	—	—
	9/2/2010	159,050	13,950	$9.95	9/1/2016	36,400	$237,328
	9/2/2011	—	—	—	—	126,000	$821,520
	9/15/2012	—	40,000	$7.74	9/14/2018	193,200	$1,259,664
Jeffrey W. Benck	9/2/2009	65,000	—	$9.82	9/1/2015	—	—
	3/2/2010	35,000	—	$13.28	3/1/2016	—	—
	9/2/2010	89,392	9,608	$9.95	9/1/2016	25,200	$164,304
	9/2/2011	—	—	—	—	70,000	$456,400
	9/15/2012	—	42,000	$7.74	9/14/2018	115,200	$751,104
Michael J. Rockenbach	8/20/2003	152,333	—	$24.00	8/19/2013	—	—
	8/19/2004	75,000	—	$10.01	8/18/2014	—	—
	9/2/2009	40,000	—	$9.82	9/1/2015	—	—
	7/2/2010	31,500	3,500	$9.17	7/1/2016	8,000	$52,160
	9/2/2010	67,624	7,376	$9.95	9/1/2016	14,000	$91,280
	9/2/2011	—	—	—	—	55,299	$360,549
	9/15/2012	—	26,000	$7.74	9/14/2018	69,600	$453,792
Jeffery L. Hoogenboom	9/2/2009	20,000	—	$9.82	9/1/2015	—	—
	3/2/2010	20,000	—	$13.28	3/1/2016	—	—
	9/2/2010	51,960	3,040	$9.95	9/1/2016	11,600	$75,632
	9/2/2011	—	—	—	—	40,600	$264,712
	9/15/2012	—	36,000	$7.74	9/14/2018	62,000	$404,240
Margaret A. Evashenk	12/2/2009	10,500	—	$9.52	12/1/2015	—	—
	3/2/2010	8,000	—	$13.28	3/1/2016	—	—
	9/2/2010	24,300	2,700	$9.95	9/1/2016	6,000	$39,120
	6/2/2011	—	—	—	—	4,000	$26,080
	9/2/2011	—	—	—	—	32,900	$214,508
	9/15/2012	—	30,000	$7.74	9/14/2018	54,100	$352,732

(1)
Assuming continued employment with Emulex, 30%, 30% and 40% of the unvested shares will vest on the first, second and third year anniversaries of the grant date, respectively. Includes awards of both shares of restricted stock and restricted stock units.

(2)	Market value of the unvested stock is computed by multiplying the fiscal 2013 year-end closing market price of $6.52 by the number of shares held.

Option Exercises and Stock Vested During Last Fiscal Year
The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2013 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. McCluney	—	—	130,100	891,185
Jeffrey W. Benck	—	—	85,400	581,090
Michael J. Rockenbach	—	—	57,756	398,089
Jeffery L. Hoogenboom	—	—	40,100	272,033
Margaret A. Evashenk	—	—	27,400	186,594
Potential Payments Upon Termination or Change in Control
Key Employee Retention Agreements for fiscal 2013. Emulex has executed key employee retention agreements with each of its Named Executive Officers (other than Mr. Hoogenboom and Ms. Evashenk). Under the terms of these agreements, as currently in effect, Emulex provides certain benefits and payments for its executive officers in the case of a separation from Emulex. These benefits are considered and approved as a part of Emulex’s total compensation program. Emulex enters into retention agreements with its key executive officers to minimize distraction and risk of departure of executives in the event of a potential change-in-control transaction, to align the potential severance benefits for senior executives with competitive practices and to ensure that the interests of these officers are aligned with the interests of the stockholders.
The key employee retention agreements in effect in 2013 for Messrs. Benck and Rockenbach provide that they are entitled to receive the following payments and benefits in the event of a termination of their employment by Emulex without cause, or by them for good reason (each as defined in the agreements) during the period beginning twelve months before and ending twenty-four months after the effective date of a change in control of Emulex (a “Change of Control Period”):

•
a lump sum cash severance payment equal to twelve months (for Mr. Rockenbach) and eighteen months (for Mr. Benck) of their base pay, inclusive of their target incentive payment level with respect to the fiscal year prior to their termination date;

•
a lump sum cash payment equal to the costs of continuation of their health insurance premiums for twelve months (for Mr. Rockenbach) and eighteen months (for Mr. Benck) following the termination of their employment; and

•	full vesting and acceleration of their stock options and other stock awards and the right to exercise stock options for a period of twelve months following their termination date.
The agreements also provide these executives with reimbursement of up to $15,000 for outplacement services utilized within the first twelve months following termination of employment. If the severance payment and benefits received by any one of these executives would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting the executive to a 20% penalty excise tax, then the severance payment and benefits will be reduced to the extent that a reduction would result in these executives receiving a greater after-tax amount.
The terms of the key employment retention agreement for Mr. McCluney for fiscal 2013 is substantially the same as described above, except that it provides for a lump sum cash severance payment equal to twenty-four months of his base pay, inclusive of his target incentive payment level with respect to the fiscal year prior to his termination date, and a lump sum cash payment equal to the costs of health insurance premiums for two years following the termination of his employment.
Mr. Hoogenboom and Ms. Evashenk do not have key employee retention agreements with Emulex but instead participate in Emulex’s Change in Control Retention Plan (the “CIC Plan”) along with approximately 27 other key employees as of the end of fiscal 2013. Under the terms of the CIC Plan, Mr. Hoogenboom and Ms. Evashenk are each entitled to receive payments and benefits substantially similar to those payable to Mr. Rockenbach under his key employee retention agreement in the event of a termination of employment by Emulex without cause, or by them for good reason (each as defined in the CIC Plan) during the Change in Control Period.
In September 2013, Emulex announced that Mr. Rockenbach would cease to serve as an officer and employee of the Company effective December 31, 2013. In connection with such announcement, Mr. Rockenbach's key employee retention agreement was terminated; provided, however, that if Mr. Rockenbach's employment was terminated without cause prior to December 31, 2013 but during a Change in Control Period, he would be eligible to received his full benefits under the key employee retention agreement (including equity award vesting acceleration unless different treatment is provided in the relevant agreement that triggered the Change in Control Period).
Changes for fiscal 2014. In connection with his appointment as Executive Chairman, we entered into an Employment Agreement with Mr. McCluney, dated July 12, 2013 (the “Employment Agreement”). The Employment Agreement generally provides for the following benefits to Mr. McCluney upon a termination without “Cause” or by Mr. McCluney for “Good Reason” at any time outside the above-referenced Change in Control Period: (i) payment of any accrued but unpaid compensation, (ii) payment of a severance benefit equal to one year’s base salary, (iii) payment of any deferred incentive bonuses, (iv) a cash amount equal to twelve months COBRA coverage (health, dental, and vision benefits) for Mr. McCluney and his spouse and dependents and (v) acceleration of vesting of outstanding equity awards by one year (with any performance-based equity awards vesting at a minimum of the target achievement level). In November 2013, we announced that Mr. McCluney’s employment with Emulex will end on February 6, 2014, and pursuant to the terms of the Employment Agreement, he will be provided with certain payments and benefits described in "Employment Agreement with James M. McCluney" on page 9 above.
In connection with the appointment to Jeffrey Benck as Chief Executive Officer, we entered into a severance agreement with Mr. Benck, dated July 12, 2013 (the “Severance Agreement”). The Severance Agreement generally provides for the following benefits to Mr. Benck upon a termination without “Cause” or by Mr. Benck for “Good Reason” at any time outside the above-referenced Change in Control Period: (i) payment of any accrued but unpaid compensation, (ii) payment of a severance benefit equal to one year’s base salary, (iii) payment of any deferred incentive bonuses, (iv) a cash amount equal to twelve months COBRA coverage (health, dental, and vision benefits) for Mr. Benck and his spouse and dependents, (v) acceleration of vesting of outstanding equity awards by one year (with any performance-based equity awards vesting at a minimum of the target achievement level) and (vi) one times his annual target incentive payment as in effect on the date of termination. In addition, Mr. Benck’s key employee retention agreement was amended to increase the cash severance payable from eighteen months to twenty-four months and to provide for a cash amount equal to twenty-four months COBRA coverage (health, dental, and vision benefits) for Mr. Benck and his spouse and dependents.
Qualified Termination of Employment
The following table describes the potential payments to our Named Executive Officers upon an eligible termination without cause by Emulex or by the executive officer for good reason (as defined within the executive officer’s Key Employee Retention Agreement or the CIC Plan, as applicable) due to a change in control assuming termination as of June 30, 2013:

Name	Base Salary ($)(1)	Bonus ($)(2)	Acceleration of Vesting of Restricted Stock Awards ($)(3)	Acceleration of Vesting of Options ($)	Benefits ($)(4)	Total ($)
James M. McCluney(5)	1,175,448	1,175,448	2,318,512	—	48,429	4,717,837
Jeffrey W. Benck	659,477	527,582	1,371,808	—	50,003	2,608,870
Michael J. Rockenbach	384,358	230,615	957,781	—	38,335	1,611,089
Jeffery L. Hoogenboom	334,037	233,826	744,584	—	38,335	1,350,782
Margaret A. Evashenk	342,344	188,289	632,440	—	35,885	1,198,958

(1)
Base salary is based on the annual salary as of June 30, 2013 over the severance period (twenty-four months for Mr. McCluney eighteen months for Mr. Benck, twelve months for the other executive officers).

(2)	Bonus is based on the target bonus level for fiscal 2013 as a percentage of base salary.

(3)
Calculated as the closing market price on June 30, 2013, multiplied by the number of shares of restricted stock awards subject to accelerated vesting if the termination of employment occurred on June 30, 2013.

(4)	Benefits include medical or health premiums for the severance period and $15,000 each for reimbursement of outplacement services.

(5)
Mr. McCluney's employment will terminate on February 6, 2014. The payments to be made to him in connection with such termination are described in "Employment Agreement with James M. McCluney" on page 9 above.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of June 30, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a))
	(a)	(b)	(c)
Equity compensations plans approved by security holders(1)	7,825,739	$6.30	9,449,502	(4)
Employee stock purchase plan approved by security holders(2)	—	—	1,250,567
Equity compensations plans not approved by security holders(3)	329,022	$7.84	4,432
Total	8,154,761	$6.36	10,704,501

(1)
Consists of the Emulex Corporation Employee Stock Option Plan, the Emulex Corporation 2005 Equity Incentive Plan, the Emulex Corporation 2004 Employee Stock Incentive Plan, and the Emulex Corporation 1997 Stock Option Plan for Non-Employee Directors.

(2)
The Emulex Employee Stock Purchase Plan enables employees to purchase our common stock at a 15% discount to the lower of market value at the beginning or end of each six month offering period. As such, the number of shares that may be issued during a given six month period and the purchase price of such shares cannot be determined in advance. See Note 10, “Shareholder's Equity,” in the notes to consolidated financial statements included in Part IV, Item 15(a) of the fiscal 2013 Annual Report on Form 10-K.

(3)
Consists of the ServerEngines Corporation (ServerEngines) Amended and Restated 2008 Stock Option Plan, Sierra Logic, Inc. (Sierra Logic) 2001 Stock Option Plan, Aarohi Communications Inc. (Aarohi) 2001 Stock Option Plan, the Vixel Corporation (Vixel) 2000 Non-Officer Equity Incentive Plan, the Vixel Corporation 1999 Equity Incentive Plan, the Vixel Corporation Amended and Restated 1995 Stock Option Plan. Options issued under these plans were converted into options to purchase Emulex Corporation common stock as a result of the acquisitions of ServerEngines, Sierra Logic, Aarohi, and Vixel.

(4)	Includes net unvested stock granted of 3,413,522 shares that are not deemed issued for accounting purposes until vested.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16 of the Exchange Act requires Emulex’s Directors and executive officers and persons who own more than 10% of a registered class of Emulex’s equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of Emulex. Copies of these filings must be furnished to Emulex.

Based on a review of the copies of such forms furnished to Emulex and written representations from Emulex’s executive officers and Directors, Emulex believes that during the 2013 fiscal year, none of the officers, Directors and greater than 10% stockholders were delinquent in their applicable Section 16(a) filing requirements except that each of Gregory S. Clark and Eugene J. Frantz inadvertently made late Form 3 filings in connection with their initial equity grants upon appointment to the Board of Directors effective March 27, 2013. The respective Form 3 filings were subsequently filed on April 17, 2013.
STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES
Advance Notice Procedures
Under Emulex’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to Emulex. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Emulex’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.
On September 19, 2013, the Board of Directors amended Emulex's bylaws to provide that in order for a stockholder nomination for election to the Board of Directors or a stockholder notice of business to be brought before the Annual Meeting (or any special meeting of stockholders held after September 19, 2013 and before February 14, 2014 at which directors are to be elected) to be timely, a stockholder’s notice of such nominee or other business must be received by Emulex no later than the close of business on October 30, 2013 and no earlier than the close of business on September 30, 2013.
Stockholder Proposals for 2014
Stockholders who wish to present proposals for action at the next Annual Meeting of Stockholders may do so by following the procedures prescribed by SEC Rule 14a-8. To be eligible for inclusion in next year’s proxy statement and proxy card, stockholder proposals must be received by the Secretary of Emulex at the address of Emulex set forth on the first page of this Proxy Statement no later than August 28, 2014.
ANNUAL REPORT TO STOCKHOLDERS
The Annual Report to Stockholders of Emulex for the fiscal year ended June 30, 2013, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.
OTHER MATTERS
The Management of Emulex does not know of any other matters which are to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

ANNUAL REPORT ON FORM 10-K
A copy of Emulex’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. A copy of our Annual Report on Form 10-K is also available on our website at www.emulex.com.

By Order of the Board of Directors

JEFFREY W. BENCK
President, Chief Executive Officer, and Director

Costa Mesa, California
December 23, 2013

APPENDIX A

EMULEX CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE AND TYPE OF OPTION
1.1 Purpose of Plan.  The purpose of the Plan is to provide employment incentives for, and to encourage stock ownership by, Employees in order to increase their proprietary interest in the success of the Company.
1.2 Type of Option.  The Options granted under the Plan are intended to qualify for favorable tax treatment under Code Section 421(a) pursuant to the terms of an employee stock purchase plan that satisfies the requirements of Code Section 423(b).
2.  DEFINITIONS
Whenever capitalized in the text, the following terms shall have the meanings set forth below.
2.1 Account.  The unfunded bookkeeping account established pursuant to Section 3.5 hereof to record a Participant’s contributions to the Plan.
2.2 Base Compensation.  The total cash salary or wages paid to an Employee during the calendar year with which or within which the Option Period ends and which is reportable as earnings subject to income tax on Form W-2, including salary, annual bonus and incentive payments, annual profit sharing bonus, overtime, lead premium, commissions and shift differential pay. Base Compensation does not include deferred compensation or employer contributions to any Employee benefit plan, but shall include salary deferral contributions under a Section 401(k) plan or salary reduction contributions to a cafeteria plan meeting the requirements of Section 125 of the Code. Base Compensation shall also exclude:
2.2.1 cash reimbursement of moving, relocation and temporary housing expenses, automobile allowances, telephone allowances, sign on bonuses, referral bonuses and educational reimbursements to the extent such reimbursements and allowances are subject to income tax and reportable on Form W-2;
2.2.2 the taxable portion of any other statutory or nonstatutory fringe benefits (including any termination, severance or separation allowance paid coincident with or immediately following an Employee’s termination of employment under a termination, severance or separation allowance plan, program, policy, arrangement or agreement, whether written or oral), including, without limitation, group-term life insurance, to the extent such benefits are subject to income tax and reportable on Form W-2;
2.2.3 Income attributable to the exercise of any stock option or vesting of any stock award to the extent such property transfers are subject to income tax pursuant to Code Section 83 and reportable on Form W-2.
Subject to Section 7.1 below, the Plan Administrator shall have the discretion to determine what constitutes Base Compensation for Participants outside of the United States.
2.3 Board.  The Board of Directors of the Company.
2.4 Code.  The U.S. Internal Revenue Code of 1986, as amended.
2.5 Common Stock.  The shares of the $.10 par value per share common stock of the Company.
2.6 Company.  Emulex Corporation, a Delaware corporation.
2.7 Employee.  Any person, including officers and directors, who is treated as an active employee in the records of the Company or a Parent or Subsidiary. This term shall not include directors unless they are employed by the Company or a Parent or Subsidiary in a position in addition to their duties as a director.
2.8 Eligible Employee.  Any Employee who has satisfied the eligibility conditions of Section 3.1 below.
2.9 Exchange Act.  The U.S. Securities Exchange Act of 1934, as amended.
2.10 Fair Market Value.  For purposes of the Plan, the “fair market value” per share of Common Stock of the Company at any date shall be (a) if the Common Stock is listed on an established stock exchange or exchanges or the NASDAQ National Market System, the closing price per share on such date on the principal exchange on which it is traded or as reported by NASDAQ, or (b) if the Common Stock is not then listed on an exchange or the NASDAQ National Market System, the closing price per share on such date reported by NASDAQ, or if closing sales are not reported by NASDAQ, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on NASDAQ on such date, or

(c) if the Common Stock is not then listed on an exchange, the NASDAQ National Market System or quoted on NASDAQ, an amount determined in good faith by the Plan Administrator.
2.11 Insider.  A Participant who is an officer, director or more than ten percent (10%) shareholder subject to the provisions of Section 16 of the Exchange Act.
2.12 Non-Employee Director.  A member of the Board who is not an Employee of the Company, any Parent or Subsidiary, who satisfies the requirements of such term as defined in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission.
2.13 Option.  A stock option granted pursuant to the Plan.
2.14 Option Period.  Six-month periods from April 1 through September 30 and October 1 through March 31 of each calendar year, or such other periods as the Plan Administrator may determine; provided, however, that effective April 1, 2008, the Option Period shall be the six-month periods from May 1 through October 31 and November 1 through April 30 of each calendar year, or such other periods as the Plan Administrator may determine. The maximum term of the Option Period cannot exceed 27 months from the date the Option is granted.
2.15 Outside Director.  A member of the Board who is not an Employee of the Company or any Parent or Subsidiary who satisfies the requirements of such term as defined in Treas. Regs. § 1.162-27(e)(3).
2.16 Parent.  Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if at the time in question, each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
2.17 Participant.  An Eligible Employee who has been granted an Option under the Plan.
2.18 Participating Company.  Any Parent or Subsidiary corporation whose Employees participate in the Plan with the consent of the Board.
2.20 Plan.  The Emulex Corporation Employee Stock Purchase Plan, as amended from time to time.
2.21 Plan Administrator.  The Board or the Committee designated pursuant to Section 6.2 hereof to administer, construe and interpret the terms of the Plan.
2.22 Stockholders.  The holders of outstanding shares of the Common Stock.
2.23 Subsidiary.  Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if at the time in question, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
3.  ELIGIBILITY AND PARTICIPATION
3.1 Eligibility.
3.1.1 All Employees of the Company or a Participating Company:
(a) Who have completed a period of continuous employment of at least 90 days prior to the date Options are granted under the Plan shall be eligible to participate in the Plan,
(b) Whose customary employment exceeds twenty (20) hours per week shall be eligible to participate in the Plan, and
(c) Whose customary employment does not exceed twenty (20) hours per week shall be eligible to participate in the Plan if such participation is required by local law.
3.1.2 No Employee may be granted an Option if the Employee would immediately thereafter own, directly or indirectly, five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or of a Parent or Subsidiary corporation.
3.1.3 For purposes of Section 3.1.2 above, an Employee’s ownership interest will be determined in accordance with the provisions of Section 424(d) of the Code.
3.2 Payroll Withholding.

3.2.1 Eligible Employees may enroll as Participants by executing, prior to or coincident with the commencement of each Option Period (at a time determined by the Plan Administrator), a form to be provided by the Plan Administrator on which they may designate:
(a) The portion of their Base Compensation, not to exceed 10%, to be deducted each payroll period and contributed to their Accounts for the purchase of shares of Common Stock (the “withholding credit”), and/or
(b) The amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock (the “initial deposit credit”).
(c) The maximum amount that may be applied to the exercise of the Option after being credited to a Participant’s Account pursuant to Section 3.2.1(a) and Section 3.2.1(b) shall not in the aggregate exceed 10% of Base Compensation. From time to time, in its sole discretion, the Plan Administrator may increase or decrease the maximum percentage, but not in excess of 15% of Base Compensation.
3.2.2 Except as provided herein or in Section 4.1.5 hereof, or in the event the Plan Administrator designates a special election adjustment period, once a payroll withholding amount is elected, the periodic payroll deduction withholding credits for that Option Period cannot be decreased or increased without terminating the Option. However, pursuant to rules and procedures prescribed by the Plan Administrator, the Plan Administrator may designate a special election adjustment period applicable to all participants during which participants may make a one time election to decrease the amount of the periodic payroll deduction. A Participant who is on an approved unpaid leave of absence also may make additional contributions to make up any contributions that were not withheld from the Participant while on a Company-approved unpaid leave of absence if the Participant returns to active employment and contributes those amounts before the end of the Option Period during which the leave of absence began. In addition, a Participant who is an employee whose Base Compensation is primarily based on commissions, who has one or more payroll periods in which the Participant’s commission income is less than the amount of the periodic payroll deduction withholding credit elected by the Participant, may make additional contributions to make up any shortfall, if the Participant contributes those amounts before the end of the Option Period. A failure to make up such a contributions shortfall by the end of the Option Period shall be treated as an election, pursuant to Section 4.1.5 hereof, to cease future contributions.
3.3 Limitations.
3.3.1 Notwithstanding anything herein to the contrary, prior to April 1, 2008, the maximum limit on the right to purchase shares of Common Stock during any Option Period shall not exceed the lesser of: (a) twelve thousand five hundred dollars ($12,500) per Option Period, or (b) 500 shares of Common Stock per Option Period, subject to adjustment pursuant to Section 5.2 hereof; provided, however, that if the Option Period is a length of time other than six months, the limitation set forth in this Section 3.3.1 shall be adjusted such that on an annual basis (pro rated for the actual Option Period) the maximum limit on the right to purchase shares of Common Stock during any calendar year shall not exceed the lesser of: (a) twenty-five thousand dollars ($25,000) per calendar year, or (b) 1,000 shares of Common Stock per calendar year, subject to adjustment pursuant to Section 5.2 hereof. From and after April 1, 2008, the maximum limit on the right to purchase shares of Common Stock during any Option Period shall not exceed the lesser of: (a) twenty-five thousand dollars ($25,000) per Option Period, or (b) 1,000 shares of Common Stock per Option Period, subject to adjustment pursuant to Section 5.2 hereof; provided, however, that if the Option Period is a length of time other than six months, the limitation set forth in this Section 3.3.1 shall be adjusted such that on an annual basis (pro rated for the actual Option Period) the maximum limit on the right to purchase shares of Common Stock during any calendar year shall not exceed the lesser of: (a) twenty-five thousand dollars ($25,000) per calendar year, or (b) 2,000 shares of Common Stock per calendar year, subject to adjustment pursuant to Section 5.2 hereof.
3.3.2 This limitation shall apply to the Participant’s right to purchase Common Stock under the Plan and under all other employee stock purchase plans described in Section 423 of the Code that are maintained by the Company and its Subsidiary and Parent corporations.
3.3.3 This dollar limitation applies to the Fair Market Value of Common Stock (determined at the time the Option is granted) for the Option Period in which the Option is outstanding.
3.3.4 This limitation shall be applied in a manner consistent with the provisions of Section 423(b)(8) of the Code.
3.4 Granting of Options.
3.4.1 Upon the Employee’s completion and return of the enrollment form, the Plan Administrator will, at the commencement of the Option Period, grant an Option to allow the Participant to purchase the number of whole shares of Common Stock specified by the administrator in the Option. Each participant will be entitled to an Option to purchase the same number of shares. However, the exercise of the Option by any Participant will be limited to such number of whole shares of Common Stock that can be purchased by the amount calculated pursuant to Section 4.2 hereof.

3.4.2 The price at which each share covered by an Option may be purchased will in all instances be determined by the Plan Administrator, but shall be no less than the lesser of
(a) Eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the first day of the applicable Option Period; or
(b) Eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the last day of the applicable Option Period (the “Exercise Date”).
3.4.3 Options shall be evidenced by an agreement between the Participant and the Company in a form approved by the Plan Administrator.
3.5 Establishment of Accounts.
3.5.1 All amounts contributed by the Participant to the Plan (whether by means of payroll withholding or a lump sum advance contribution) will be credited to a separate Account maintained for the Participant.
(a) The Accounts will not bear interest and a Participant will not be entitled to any interest on the Account when the Option is terminated, unless otherwise required by local law.
(b) The Plan Administrator shall prescribe the rules and procedures, as it deems necessary or appropriate, regarding the handling of Participant contributions and, in its sole discretion, may deposit such contributions in a passbook account or other investment in the name of the Company maintained at any institution, unless otherwise required by local law.
3.5.2 A Participant may not withdraw any portion of the funds accumulated in his or her Account without terminating his or her Option pursuant to Section 4.1, below.
4.  OPTIONS
4.1 Termination of Options.
4.1.1 An Option shall terminate upon the Participant’s voluntary withdrawal from the Plan. A Participant may withdraw from the Plan at any time prior to the last day of the Option Period by submitting written notice to the Plan Administrator.
4.1.2 An Option also shall terminate automatically if the Participant holding the Option ceases to be employed by the Company or a Participating Company for any reason (including disability or retirement) prior to the last day of the Option Period.
4.1.3 For purposes of Section 4.1.2 above, a Participant’s employment will not be considered to have been terminated by reason of death or a leave of absence taken in accordance with the Company’s leave of absence policy, provided the leave of absence does not exceed three (3) months or, if longer, so long as the Participant’s right to reemployment with the Company or a Participating Company, as applicable, is guaranteed either by statute or contract (the “Term Expiration Period”). If the leave of absence exceeds the Term Expiration Period, the Participant will be deemed to have ceased to be employed on the first day following the end of the Term Expiration Period. In the event of death, the Option shall be exercisable to the extent of the amounts credited to the deceased Participant’s Account. The Option may be exercised by the representative of the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Option is exercisable based on the credits to the Participant’s Account.
4.1.4 Upon any termination of an Option, all amounts credited to the Participant’s Account shall be refunded to the Participant.
4.1.5 A Participant may make a single election during an Option Period to cease future payroll withholding without terminating the Option with respect to the number of whole shares equal to:
(a) the withheld amounts credited to the Participant’s Account;
(b) divided by the Fair Market Value of one share of Common Stock on the first day of the Option Period.
4.2 Exercise of Options.
4.2.1 Unless terminated prior to the last day of the Option Period, Options granted at the commencement of an Option Period will be exercised automatically on the last day of the Option Period for such number of whole shares of Common Stock that can be purchased by the amount calculated by:
(a) The dollar amount of the periodic deductions credited to the Participant’s Account attributable to amounts withheld from the Participant’s Base Compensation for the payroll periods during the Option Period (the “withholding credit”),

(b) Adding the withholding credit to the amount of funds (if any) deposited by the Participant with the Plan at the beginning of the Option Period (the “initial deposit credit”), and
(c) Dividing the sum of the withholding credit and the initial deposit credit by the Fair Market Value of one share of Common Stock on the first day of the Option Period.
4.2.2 As soon as practicable after the last day of the Option Period, a Participant shall receive a certificate for the whole number of shares of Common Stock purchased by the funds from the Participant’s Account.
4.2.3 If the amount credited to the Participant’s Account on the date of purchase exceeds the total purchase price of the shares subject to the Option, the surplus shall be refunded to a Participant as soon as reasonably practicable after the end of the applicable Option Period.
4.2.4 If at any time during an Option Period a Participant ceases receiving compensation from the Company or a Participating Company without terminating employment (e.g., while on a Company-approved leave of absence or during a period for which no commissions are paid), and, as a result, the amount in the
Participant’s Account at the end of the Option Period is insufficient to purchase all the shares covered by the Option granted to the Participant, as many whole shares as can be purchased out of the contributed funds will be acquired. The balance of the funds, if any, shall be refunded to the Participant.
4.2.5 Except as provided in Section 3.2.2, payment for shares to be purchased at the termination of the Option Period may only be made from funds:
(a) Deposited at the beginning of an Option Period, and/or
(b) Accumulated through payroll deductions made throughout the Option Period.
4.3 Non-Transferability of Options.  An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will and the laws of descent and distribution. During the lifetime of a Participant, an Option may be exercised only by the Participant.
5.  COMMON STOCK
5.1 Shares Subject to Plan.
5.1.1 The maximum number of shares of Common Stock which may be issued under the Plan is 9,700,000 shares, subject to adjustment in certain circumstances as provided in Section 5.2 below.
5.1.2 If any outstanding Option is terminated for any reason, the shares allocated to the Option may again become subject to purchase under the Plan.
5.1.3 The Common Stock issuable under the Plan may either be previously unissued Common Stock or may have been reacquired by the Company in the open market or otherwise.
5.1.4 If at any time the number of shares for which Options are to be granted under the Plan pursuant to Participants’ designation exceeds the number of remaining shares then available under the Plan, the Plan Administrator shall make pro rata adjustments to Participants’ designations in a uniform manner. Written notice of any such adjustments shall be given to each affected Participant.
5.2 Adjustment Upon Changes in Capitalization.  A proportionate adjustment shall be made by the Plan Administrator in the number, price, and kind of shares subject to outstanding Options if the outstanding shares of Common Stock are increased, decreased, or exchanged for different securities, through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividends, or similar capital adjustment.
6.  PLAN ADMINISTRATION
6.1 Administration by Board.  Subject to Section 6.2, the Plan Administrator shall be the Board during such periods of time as all members of the Board are Outside Directors. Subject to the provisions of the Plan, the Plan Administrator shall have authority to construe and interpret the Plan, to promulgate, amend, and rescind rules and regulations relating to its administration, to determine the timing and manner of the grant of the Options, to determine the exercise price, the number of shares covered by and all of the terms of the Stock Options, to determine the duration and purpose of leaves of absence which may be granted to Stock Option holders without constituting termination of their employment for purposes of the Plan, and to make all of the determinations necessary or advisable for administration of the Plan. The Plan Administrator may, in its absolute discretion, without amendment to the Plan, accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option. The interpretation and construction by the Plan Administrator of any provision of the Plan, or of any agreement issued and executed under the Plan, shall be final and binding upon all parties. No member of the Board shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.
6.2 Administration by Committee.  The Board may, in its sole discretion, delegate any or all of its duties as Plan Administrator and, subject to the provisions of Section 6.1 of the Plan, at any time the Board includes any person who is not an Outside Director, the Board shall delegate all of its duties as Plan Administrator during such period of time to a compensation committee (the “Committee”) of not fewer than two (2) members of the Board, all of the members of which Committee shall be persons who, in the opinion of counsel to the Company, are Outside Directors and Non-Employee Directors, to be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease (to not less than two members) the size of the Committee, and add additional members to, or remove members from, the Committee. The Committee shall act pursuant to a majority vote, or the written consent of a majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the provisions of the Plan and the directions of the Board, the Committee may establish and follow such rules and regulations for the conduct of its business, as it may deem advisable. No member of the Committee shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.
6.3 Exceptions.  Anything to the contrary notwithstanding, the requirements in Sections 6.1 and 6.2 that all members of the Committee be Non-Employee Directors and Outside Directors shall not apply for any period of time during which the Common Stock is not registered pursuant to Section 12 of the Exchange Act. Those provisions of the Plan that make express reference to Rule 16b-3 under the Exchange Act shall apply only to reporting persons.
6.4 Indemnification of the Plan Administrator.  To the extent permitted by law, the Certificate of Incorporation of the Company, the Bylaws of the Company and any indemnity agreements between the Company and its directors or employees, the Company shall indemnify each member of the Board and of the Committee comprising the Plan Administrator, and any other employee of the Company with duties under the Plan, against expenses (including reasonable attorneys fees and any amount paid in settlement) reasonably incurred in connection with any claims against him or her by reason of conduct in the performance of duties under the Plan.
7.  MISCELLANEOUS MATTERS
7.1 Uniform Rights and Privileges.  Except for the limitations of Section 3.3, the rights and privileges of all Participants under the Plan must be the same.
7.2 Rights as a Stockholder.
7.2.1 No person shall have any stockholder rights with respect to shares covered by an Option until a stock certificate for the shares is issued and delivered to the person.
7.2.2 No adjustments will be made for cash dividends or other rights for which the record date is prior to the date of the exercise of the Option.
7.3 Application of Proceeds.  The proceeds received by the Company from the sale of Common Stock pursuant to Options shall be used for general corporate purposes.
7.4 Amendment and Termination.
7.4.1 The Board may at any time alter, amend, suspend, or terminate the Plan with respect to any shares not already subject to Options.
7.4.2 No amendment may be adopted without the approval of the Stockholders that would:
(a) Materially increase the benefits accruing to Participants in the Plan,
(b) Increase the number of shares that may be issued under the Plan,
(c) Materially modify the requirements as to eligibility for participation,
(d) Extend the term of the Plan,
(e) Alter the option price formula, or
(f) Cause the Plan to fail to meet the requirements to qualify as an “employee stock purchase plan” under Section 423 of the Code.
7.5 Interpretation.

7.5.1 If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan will be construed and enforced as if the provision had not been included in it.
7.5.2 Unless the context clearly indicates otherwise, the masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.
7.5.3 Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any Section.
7.6 Stockholder Approval.
7.6.1 No shares of Common Stock shall be issued under the Plan unless it shall have been approved by the Stockholders within 12 months of the date of adoption. If the Plan is not approved by the Stockholders within that time period, the Plan and all Options issued under the Plan will terminate and all contributions will be refunded to the Participants together with any interest earned thereon.
7.6.2 This approval by the Stockholders must relate to both:
(a) The aggregate number of shares to be granted under the Plan, and
(b) The corporations whose employees may be Participants in the Plan.
7.7 No Right to Employment.  Neither the adoption of the Plan nor the granting of any Option shall confer upon any Employee any right to continued employment, nor shall it interfere in any way with the right of the Company or a Participating Company, as applicable, to terminate the employment of any Employee at any time, with or without cause.
7.8 Governing Law.  The Plan and all actions taken under it shall be governed by and construed in accordance with the laws of the state of California.
8.  EFFECTIVE DATE AND TERM OF PLAN
8.1 Effective Date.  The effective date of this amended and restated Plan shall be November 21, 2013, subject to the approval of Stockholders within 12 months of the date of adoption. The original effective date of the Plan was January 1, 2001.
8.2.  Term of Plan.  Unless sooner terminated by the Board in its sole discretion, the Plan will expire on October 23, 2018.

EMULEX

EMULEX CORPORATION
ATTENTION: INVESTOR RELATIONS
3333 SUSAN STREET
COSTA MESA, CA 92626

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64956-P45168 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EMULEX CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeffrey W. Benck
02) Gregory S. Clark
03) Gary J. Daichendt
04) Bruce C. Edwards
05) Paul F. Folino
06) Eugene J. Frantz
07) Beatriz V. Infante
08) John A. Kelley
09) Rahul N. Merchant
10) Nersi Nazari
11) Dean A. Yoost

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

To the extent cumulative voting applies, the undersigned hereby grants to the Proxies discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of Directors.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M64957-P45168

EMULEX CORPORATION
3333 SUSAN STREET
COSTA MESA, CALIFORNIA 92626

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bruce C. Edwards and Paul F. Folino as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated on the reverse side, all the shares of common stock of Emulex Corporation held of record by the undersigned at the close of business on December 9, 2013, at the Annual Meeting of Shareholders to be held on February 6, 2014, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, "FOR" EACH OF PROPOSALS 2, 3 AND 4. IN ADDITION, THIS PROXY WILL BE VOTED AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)